Exhibit 12(a)(1)

                                Offer to Purchase
                 All Outstanding Shares of Class A Common Stock

                                       of

                            ELECTRIC LIGHTWAVE, INC.

                                       at

                               $0.70 net per share

                                       by

                              ELI ACQUISITION, INC.

                          a wholly-owned subsidiary of

                         CITIZENS COMMUNICATIONS COMPANY

--------------------------------------------------------------------------------
    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
       CITY TIME, ON MONDAY, JUNE 17, 2002, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

     The Offer price of $0.70 net per share is equal to a premium of approximately 106% over the closing price of Electric Lightwave, Inc. ("ELI") Class A common stock on NASDAQ on the day prior to the initial announcement of the Offer. After the expiration of the Offer, Citizens may convert to ELI Class A common stock that number of shares of ELI Class B common stock that it presently holds that is sufficient so that after the conversion Citizens and its subsidiaries will hold at least 90% of the outstanding shares of Class A common stock. As of March 31, 2002, Citizens and its subsidiaries owned an aggregate of 27,571,332 shares of ELI's Class A common stock, or approximately 78% of the outstanding shares of Class A common stock. In addition, as of March 31, 2002, Citizens and its subsidiaries owned all of the 15,881,312 outstanding shares of ELI's Class B common stock, which are convertible by Citizens, at any time, into shares of Class A common stock on a one-to-one basis. Assuming the conversion of all the Class B common stock, Citizens and its subsidiaries would own approximately 85% of the outstanding shares of Class A common stock. The NASDAQ has notified ELI that the Class A common stock will be delisted from The Nasdaq National Market at the opening of business on May 24, 2002. The Offer is also subject to other important terms and conditions contained in this Offer to Purchase, including the condition that a majority of the shares of Class A common stock currently owned by stockholders of ELI other than Citizens or its subsidiaries be validly tendered and not withdrawn. The Offer is not subject to any financing condition.

                                   ----------

     NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE OFFER, PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR DETERMINED WHETHER THIS OFFER TO PURCHASE IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIME.

                                   ----------

                     The Information Agent for the Offer is:

                              D.F. King & Co., Inc.

May 20, 2002


                               TABLE OF CONTENTS

                                                                                            Page
SUMMARY .......................................................................................i
QUESTIONS AND ANSWERS ABOUT THE TENDER OFFER..................................................ii
INTRODUCTION...................................................................................1
SPECIAL FACTORS................................................................................2
   Background to the Offer and the Merger......................................................2
   Reasons for the Offer and the Merger........................................................4
   Position of Citizens as to Fairness of the Offer and the Merger.............................6
   Summary of Report of Salomon Smith Barney to the Board of Directors of Citizens.............8
   Conflicts of Interest......................................................................13
   Other Possible Purchases of Shares.........................................................14
   The Merger.................................................................................14
   Certain Effects of the Offer and the Merger................................................14
   Treatment of Electric Lightwave Options....................................................16
   Conduct of Citizens after the Offer and the Merger.........................................16
   Conduct of Citizens if the Offer is not Completed..........................................17
THE TENDER OFFER..............................................................................18
   Terms of the Offer; Expiration Date........................................................18
   Acceptance for Payment and Payment for Shares..............................................19
   Procedures for Accepting the Offer and Tendering Shares....................................20
   Withdrawal Rights..........................................................................23
   Certain Conditions of the Offer............................................................24
   Certain Legal Matters; Regulatory Approvals................................................26
   State Anti-takeover Statutes...............................................................27
   Dividends and Distributions................................................................27
MATERIAL FEDERAL INCOME TAX CONSEQUENCES......................................................28
PRICE RANGE OF THE SHARES; DIVIDENDS..........................................................29
CERTAIN INFORMATION CONCERNING ELI............................................................29
CERTAIN INFORMATION CONCERNING THE PURCHASER AND CITIZENS.....................................31
   The Purchaser..............................................................................31
   Citizens...................................................................................31
   Certain Transactions.......................................................................32
   Other Information About Citizens...........................................................35
SOURCE AND AMOUNT OF FUNDS....................................................................36
THE MERGER; APPRAISAL RIGHTS..................................................................36
   The Merger.................................................................................36
   Appraisal Rights...........................................................................36
FEES AND EXPENSES.............................................................................38
MISCELLANEOUS.................................................................................39
SCHEDULE I....................................................................................40
   Members of the Boards of Directors and Executive Officers of the Purchaser and Citizens....40
SCHEDULE II...................................................................................44
   Information Concerning Transactions in the Class A Common Stock of ELI.....................44
SCHEDULE III..................................................................................45
   Section 262 of the Delaware General Corporation Law........................................45

                                    IMPORTANT

     ANY STOCKHOLDER OF ELI DESIRING TO TENDER ALL OR ANY PORTION OF SUCH STOCKHOLDER'S SHARES (AS DEFINED HEREIN) SHOULD EITHER (1) COMPLETE AND SIGN THE ACCOMPANYING LETTER OF TRANSMITTAL (OR A FACSIMILE THEREOF) IN ACCORDANCE WITH THE INSTRUCTIONS IN THE LETTER OF TRANSMITTAL, HAVE SUCH STOCKHOLDER'S SIGNATURE THEREON GUARANTEED IF REQUIRED BY THE INSTRUCTIONS TO THE LETTER OF TRANSMITTAL, MAIL OR DELIVER THE LETTER OF TRANSMITTAL (OR A MANUALLY SIGNED FACSIMILE) OR, IN THE CASE OF A BOOK-ENTRY TRANSFER EFFECTED PURSUANT TO THE PROCEDURES SET FORTH IN "THE TENDER OFFER--PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES," AN AGENT'S MESSAGE (AS DEFINED HEREIN), AND ANY OTHER REQUIRED DOCUMENTS TO THE DEPOSITARY (AS DEFINED HEREIN), AND EITHER DELIVER THE CERTIFICATES REPRESENTING SUCH SHARES TO THE DEPOSITARY ALONG WITH THE LETTER OF TRANSMITTAL (OR A MANUALLY SIGNED FACSIMILE) OR DELIVER SUCH SHARES PURSUANT TO THE PROCEDURES FOR BOOK-ENTRY TRANSFER SET FORTH IN "THE TENDER OFFER--PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES" OR (2) REQUEST SUCH STOCKHOLDER'S BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE TO EFFECT THE TRANSACTION FOR SUCH STOCKHOLDER.

     ANY STOCKHOLDER HAVING SHARES REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE MUST CONTACT SUCH BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE IF SUCH STOCKHOLDER DESIRES TO TENDER SUCH SHARES.

     A STOCKHOLDER WHO DESIRES TO TENDER SHARES AND WHOSE CERTIFICATES REPRESENTING SUCH SHARES ARE NOT IMMEDIATELY AVAILABLE, OR WHO CANNOT COMPLY IN A TIMELY MANNER WITH THE PROCEDURES FOR BOOK-ENTRY TRANSFER, MAY TENDER SUCH SHARES BY FOLLOWING THE PROCEDURES FOR GUARANTEED DELIVERY SET FORTH IN "THE TENDER OFFER--PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES."

     QUESTIONS AND REQUESTS FOR ASSISTANCE OR FOR ADDITIONAL COPIES OF THIS OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL OR OTHER TENDER OFFER MATERIALS MAY BE DIRECTED TO THE INFORMATION AGENT AT ITS ADDRESS AND TELEPHONE NUMBER SET FORTH ON THE BACK COVER OF THIS OFFER TO PURCHASE. STOCKHOLDERS MAY ALSO CONTACT THEIR BROKER, DEALER, COMMERCIAL BANK OR TRUST COMPANY FOR ASSISTANCE CONCERNING THE OFFER.

                                   ----------

                                     SUMMARY

     This summary is intended to be an overview only. Before you make any decision with respect to the tender offer, you should read the following summary together with the more detailed information included elsewhere in this Offer to Purchase. This summary and the remainder of this Offer to Purchase include information regarding the tender offer, the proposed subsequent short-form merger, ELI and the position of Citizens regarding the fairness of the terms of the tender offer and the merger. References in this Offer to Purchase to the board of directors of Citizens include both the full board of directors and/or a duly authorized committee of the board of directors.

o ELI Acquisition, Inc., a wholly-owned subsidiary of Citizens, is offering to purchase in a tender offer all of the outstanding shares of Class A common stock of ELI that Citizens and its subsidiaries do not currently own. The tender price is $0.70 per share in cash, without interest. See "The Tender Offer--Terms of the Offer; Expiration Date."

o ELI has received a notice from Nasdaq that ELI's Class A common stock will be delisted from The Nasdaq National Market at the opening of business on May 24, 2002, for failure to comply with listing requirements.

o Certain officers and directors of Citizens are also officers and directors of ELI. See "Certain Information Concerning ELI" and "Certain Information Concerning The Purchaser and Citizens."

o As of March 31, 2002, ELI had 35,414,784 shares of ELI's Class A common stock outstanding. In addition, options to purchase 3,725,204 shares of ELI's Class A common stock were outstanding at such date. Citizens and its subsidiaries owned in the aggregate 27,571,332 shares of ELI's Class A common stock, or approximately 78% of the outstanding shares of ELI's Class A common stock, on March 31, 2002. As of March 31, 2002, ELI had 15,881,312 shares of Class B common stock outstanding that are 100% owned by Citizens. ELI's Class B common stock is not publicly traded and it is convertible at any time, on a one-to-one basis, into shares of Class A common stock. However, each share of Class B common stock is entitled to ten votes per share, while each share of Class A common stock is entitled to one vote per share.

o This is a "going private" transaction. If the tender offer is successful and we own at least 90% of the outstanding Class A Common Stock of ELI, we will cause ELI Acquisition, Inc. to merge into ELI (the "Merger") and, as a result

     o    Citizens will own all of the equity interests in ELI;

     o You will no longer have any interest in ELI's future earnings (if any) or growth (if any);

     o    ELI will no longer be a public company; and

     o    There will be no market for ELI's stock.

     See "Special Factors--Certain Effects of the Offer and the Merger."

o The tender offer is subject to a number of conditions, including the condition that a majority of the shares of Class A common stock currently owned by stockholders of ELI other than Citizens or its subsidiaries are tendered and not withdrawn. This condition may be waived by Citizens in its sole discretion. After the expiration of the offer Citizens may convert to ELI Class A common stock that number of shares of ELI Class B common stock that it presently holds that is sufficient so that after the conversion Citizens and its subsidiaries will hold at least 90% of the outstanding shares of Class A common stock. See "The Tender Offer--Certain Conditions Of The Offer."

o The board of directors of Citizens has determined that the offer and the merger are fair to the stockholders of ELI other than Citizens. It has not negotiated the tender price with ELI. In considering the fairness of the offer and the merger to ELI's stockholders other than Citizens, the board of directors of Citizens considered the recent and projected operating performance of ELI, the state of the CLEC and long-haul telecom markets, ELI's balance sheet and debt obligations, the substantial current financing requirements of ELI, ELI's inability to obtain financing from any source other than Citizens, the dilutive effect on ELI's public stockholders that would result from the investments that Citizen must make in ELI in order for ELI to meet its obligations, and the delisting of the Class A common stock from The Nasdaq National Market that will occur on May 24, 2002. The board of directors of Citizens also has reviewed and relied in part upon an analysis of the ranges of potential values of the shares of ELI's common stock that resulted from the application of several accepted valuation methodologies. This analysis, including the selection of valuation methodologies, was prepared by Salomon Smith Barney Inc. Salomon Smith Barney is the financial advisor to Citizens in connection with the tender offer and the merger. For a discussion of the factors that the board of directors of Citizens considered in making its determination as to the fairness of the offer and the merger and a summary of the financial analysis prepared by Salomon Smith Barney, see "Special Factors--Position Of Citizens As To Fairness Of The Offer and the Merger" and "Special Factors--Summary Of Report Of Salomon Smith Barney To The Board Of Directors of Citizens."

o The total amount of funds required for Purchaser to purchase all of the outstanding shares of ELI's common stock pursuant to the tender offer and merger, assuming no outstanding options are exercised and to pay related expenses is estimated to be approximately $6.5 million. Purchaser will obtain the funds to purchase ELI's common stock in the tender offer and the merger through a capital contribution from Citizens. Citizens has committed to provide any required financing to Purchaser. Because the tender offer and the merger are for cash and Citizens has available cash sufficient to fund the tender offer and the merger, we do not believe that the financial condition of Citizens or Purchaser is relevant to your decision whether to tender your shares in the tender offer. See "Source And Amount Of Funds."

o If you tender your shares of ELI common stock in the tender offer, you will not be entitled to exercise statutory appraisal rights under the Delaware General Corporation Law. If you do not tender your shares in the tender offer, upon the subsequent merger of Purchaser and ELI, you will have a statutory right to dissent and demand payment of the judicially appraised fair value of ELI's shares plus a fair rate of interest, if any, from the date of the merger. This value may be more or less than $0.70 per share. We will pay to those stockholders who do not tender their shares and do not exercise their appraisal rights the same consideration in the merger as we pay in the tender offer. See "The Merger; Appraisal Rights."

                  QUESTIONS AND ANSWERS ABOUT THE TENDER OFFER

WHO IS OFFERING TO BUY MY SECURITIES?

     ELI Acquisition, Inc., a wholly-owned subsidiary of Citizens, is offering to purchase all of your Class A common stock of ELI as described in this document. See "Certain Information Concerning the Purchaser and Citizens," for further information about us.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

     We are offering to buy all of the Class A common stock of ELI not currently owned by us. For information about the conditions to the offer, see "The Tender Offer--Certain Conditions of the Offer."

HOW MUCH IS CITIZENS OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

     We are offering to pay $0.70 in cash for each share of Class A common stock of ELI. See the "Introduction" and "The Tender Offer--Terms of the Offer; Expiration Date" for information about the terms of the offer.

WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

     If you are the record owner of your shares and you tender your shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker or other nominee, and your broker or nominee tenders your shares on your behalf, it may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See "The Tender Offer--Procedure for Accepting the Offer and Tendering Shares."

HOW WILL U.S. TAXPAYERS BE TAXED FOR U.S. FEDERAL INCOME TAX PURPOSES?

     If you are a U.S. taxpayer, your receipt of cash for shares of ELI's Class A common stock in the offer will be a taxable transaction for U.S. federal income tax purposes. You will generally recognize gain or loss in an amount equal to the difference between (i) the cash you receive in the offer and (ii) your adjusted tax basis in ELI's Class A common stock shares you sell in the offer. That gain or loss will be a capital gain or loss if the shares are a capital asset in your hands, and will be long-term capital gain or loss if the shares have been held for more than one year at the time the offer is completed. You are urged to consult your own tax advisor as to the particular tax consequences of the offer to you. See "Material Federal Income Tax Consequences."

DOES CITIZENS HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

     Yes. Citizens has the financial resources to pay for all the Class A common stock of ELI not currently owned by Citizens or its subsidiaries with its cash on hand. THE TENDER OFFER IS NOT CONDITIONED ON CITIZENS OBTAINING ANY FINANCING. See "The Tender Offer--Source and Amount of Funds."

WHAT IS THE MOST SIGNIFICANT CONDITION TO THE OFFER?

     The offer is conditioned on, among other things, satisfaction of the minimum tender condition. The minimum tender condition requires the tender of at least a majority of the shares of ELI's Class A common stock not currently owned by Citizens and its subsidiaries. This condition may be waived by Citizens in its sole discretion. After the expiration of the offer Citizens may convert to ELI Class A common stock that number of shares of ELI Class B common stock that it presently holds that is sufficient so that after the conversion Citizens and its subsidiaries will hold at least 90% of the outstanding shares of Class A common stock. Assuming that no outstanding ELI stock options are exercised, this "majority of the minority" tender condition will be met if at least 3,921,727 shares of ELI's Class A common stock are validly tendered and not withdrawn prior to the expiration of the tender offer. See the "Introduction" and "The Tender Offer--Certain Conditions of the Offer," for a complete description of all of the conditions to which the offer is subject.

WHY IS CITIZENS MAKING THIS OFFER?

     The tender offer and merger are intended to provide to ELI's stockholders other than Citizens a cash value that is in excess of the market value of ELI's Class A common stock prior to the announcement of the tender offer and the fair market value of ELI's Class A common stock, at a time when ELI is unable to meet its obligations without substantial investment by Citizens. See "Special Factors--Background to the Offer and the Merger."

IS THIS OFFER SUPPORTED BY ELI'S BOARD OF DIRECTORS?

     We commenced this offer without obtaining the prior approval of ELI's board of directors. The completion of the offer is not conditioned on the approval of ELI's board of directors. The board of directors of ELI has not yet made any recommendation with respect to the offer. Federal securities laws require ELI's board of directors to advise ELI's stockholders of its position on this offer within ten business days of the date of this document. See "Introduction."

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER MY SHARES IN THE INITIAL OFFERING PERIOD?

     You may tender your shares under the offer until 12:00 midnight, New York City time, on Monday, June 17, 2002, which is the scheduled expiration date of the offering period, unless we decide to extend the offering period or provide a subsequent offering period. See "The Tender Offer--Terms of the Offer; Expiration Date."

CAN THE OFFER BE EXTENDED AND HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

     Yes, we may elect to extend the offer. We can do so by issuing a press release no later than 9:00 a.m., New York City time, on the next business day following the scheduled expiration date of the offer. The press release would state the approximate number of shares tendered as of that time and would announce the extended expiration date. See "The Tender Offer--Terms of the Offer; Expiration Date," for information about extension of the offer.

HOW DO I TENDER MY SHARES?

     If you hold the certificates for your shares, you should complete the enclosed Letter of Transmittal and enclose all the documents required by it, including your certificates, and send them to the Depositary at the address listed on the back cover of this document. If your broker holds your shares for you in "street name" you must instruct your broker to tender your shares on your behalf. In any case, the Depositary must receive all required documents before the expiration date of the offer, which is Monday, June 17, 2002, unless extended. If you cannot comply with any of these procedures, you still may be able to tender your shares by using the guaranteed delivery procedures described in this document. See "The Tender Offer--Procedure for Accepting the Offer and Tendering Shares," for more information on the procedures for tendering your shares.

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

     You may withdraw shares that you have tendered at any time on or prior to 12:00 midnight, New York City time, on Monday, June 17, 2002, or, if the tender offer is extended, prior to the expiration of the tender offer. Unless accepted for payment on or prior to Monday, June 17, 2002, you may also withdraw shares you have tendered at any time after that date. See "The Tender Offer--Withdrawal Rights."

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

     In order for a withdrawal to be effective, Illinois Stock Transfer Company, the Depositary for the tender offer, must receive your notice of withdrawal prior to the expiration of the tender offer at one of the addresses on the back cover of this Offer to Purchase. For more information on your withdrawal rights, see "The Tender Offer--Withdrawal Rights."

IF CITIZENS CONSUMMATES THE TENDER OFFER, WHAT ARE ITS PLANS WITH RESPECT TO ALL THE SHARES THAT ARE NOT TENDERED IN THE OFFER?

     If after the tender offer is completed, Citizens and its subsidiaries, after giving effect to any conversion of ELI Class B common stock to Class A common stock, together own at least 90% of each class of ELI's outstanding shares, Citizens plans to cause Purchaser to merge with and into ELI in a so-called "short-form" merger. ELI would be the surviving corporation in the merger and would be wholly-owned by Citizens. Purchaser does not intend to seek the approval of the board of directors of ELI for such merger. The consideration to be paid in the merger will be the same $0.70 per share in cash as is payable in the tender offer. See "Special Factors--The Merger." It is Citizen's current intention to complete the short-form merger as soon as practicable after the closing of the tender offer. See "Special Factors--Background to the Offer and the Merger--Acquisition of ELI."

     If, after the tender offer is completed, the aggregate ownership by Citizens and its subsidiaries of the outstanding shares of ELI's Class A common stock is below 90% due to the exercise of outstanding options or for any other reason, Citizens may acquire additional shares of ELI's Class A common stock on the open market or in privately negotiated transactions or convert shares of ELI's Class B common stock that it holds to Class A common stock to the extent required for the ownership of Class A common stock by Citizens and its subsidiaries to equal or exceed 90%. See "Special Factors--Other Possible Purchases of Shares."

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

     Stockholders of ELI who do not tender their shares of ELI's Class A common stock in the tender offer will not be entitled to vote their shares with respect to the merger, but will have a statutory right to demand a judicial appraisal of the fair value of their shares of ELI's Class A common stock. See "The Merger; Appraisal Rights."

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

     On May 15, 2002, the day prior to the initial announcement of the offer, the last reported sale price of ELI's Class A common stock on NASDAQ was $0.34 per share. The offer price of $0.70 per share is equal to a premium of approximately 106% over that price. ELI has received a notice from Nasdaq that ELI's Class A common stock will be delisted from The Nasdaq National Market at the opening of business on May 24, 2002, for failure to comply with listing requirements. For more information regarding the trading range of ELI's Class A common stock, see "Price Range Of The Shares; Dividends."

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

     If you have questions or you need assistance you should contact the Information Agent at the following address and telephone number:

D.F. King & Co., Inc.
77 Water Street
New York, New York 10005
Toll Free: (888) 414-5566
Banks and Brokers may call collect: (212) 269-5550

TO THE HOLDERS OF CLASS A COMMON STOCK OF ELECTRIC LIGHTWAVE, INC.:

                                  INTRODUCTION

     ELI Acquisition, Inc. (the "Purchaser"), a Delaware corporation, hereby offers to purchase all outstanding shares of Class A common stock, par value $.01 per share (the "Shares"), of Electric Lightwave, Inc., a Delaware corporation ("ELI" or the "Company"), at a purchase price of $0.70 per Share (the "Offer Price"), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer"). The Purchaser is a wholly-owned subsidiary of Citizens Communications Company, a Delaware corporation ("Citizens"). References in this Offer to Purchase to the board of directors of Citizens include both the full board of directors and/or a duly authorized committee of the board of directors.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES REPRESENTING THE MAJORITY OF SHARES OF CLASS A COMMON STOCK OF ELI OWNED BY STOCKHOLDERS OTHER THAN CITIZENS AND ITS SUBSIDIARIES, ON THE EXPIRATION DATE (THE "MINIMUM CONDITION"). THE OFFER IS ALSO SUBJECT TO OTHER IMPORTANT TERMS AND CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE "THE TENDER OFFER--CERTAIN CONDITIONS OF THE OFFER."

     As of March 31, 2002, there were 35,414,784 shares of Class A common stock and 15,881,312 shares of Class B common stock outstanding and 3,725,204 shares of Class A common stock reserved for issuance pursuant to options (the "Options") outstanding as of such date under ELI's option plans. As of such date, Citizens owned 43,452,644 shares of common stock, consisting of 27,571,332 Class A shares and all of the Class B shares, or approximately 85% of the outstanding Shares.

     Based upon the number of outstanding Shares as of March 31, 2002, and assuming that no Options are exercised, 3,921,727 shares of Class A Common Stock must be tendered in the Offer in order to satisfy the Minimum Condition.

     Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in the Letter of Transmittal, stock transfer taxes with respect to the purchase by the Purchaser of Shares pursuant to the Offer. The Purchaser will pay all fees and expenses of D.F. King & Co., Inc., which is acting as the Information Agent (the "Information Agent"), and Illinois Stock Transfer Company, which is acting as the Depositary (the "Depositary") in connection with the Offer. See "Fees And Expenses."

     This Offer to Purchase and the documents incorporated by reference in this Offer to Purchase include certain forward-looking statements. These statements appear throughout this Offer to Purchase and include statements regarding the intent, belief or current expectations of Citizens and its board of directors, including statements concerning the forecasts of results of operations of ELI and Citizen's strategies following completion of the Offer. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those described in such forward-looking statements as a result of various factors.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT YOU SHOULD READ CAREFULLY BEFORE YOU MAKE ANY DECISION WITH RESPECT TO THE OFFER.

     If the Offer is completed, Citizens and the Purchaser, after giving effect to any conversion of ELI Class B common stock to Class A common stock, will together own at least 90% of each class of ELI's outstanding shares. Citizens ultimately intends to cause ELI to merge with and into the Purchaser in a so-called "short-form" merger between ELI and the Purchaser (the "Merger"). After the Merger, ELI would be wholly-owned by Citizens. Stockholders of ELI who do not tender their Shares in the Offer would not be entitled to vote on the Merger. The consideration per Share in the Merger will be the same as the Offer Price. It is Citizens' current intention that the Merger be completed as soon as possible after the close of the Offer. If, after the Offer is completed, the aggregate ownership by Citizens and its subsidiaries of the outstanding Shares is below 90% due to the exercise of outstanding Options or for any other reason, Citizens may convert additional shares of ELI Class B common stock or may acquire additional Shares on the open market or in privately negotiated transactions to the extent required for such ownership to equal or exceed 90%. For a discussion of other actions Citizens may take if the Offer is not completed, see "Special Factors--Conduct Of ELI's Business If The Offer Is Not Completed."

     The Purchaser and Citizens have filed with the Securities and Exchange Commission (the "Commission") a Tender Offer Statement on Schedule TO (including the information required by Schedule 13E-3) (the "Schedule TO") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), relating to the Offer, the Merger and other potential purchases of Shares.

                                 SPECIAL FACTORS

     BACKGROUND TO THE OFFER AND THE MERGER

     BACKGROUND. Citizens holds an 85% economic interest and a 96% voting interest in ELI. ELI's relationship with Citizens is primarily governed by an Administrative Services Agreement, a Tax Sharing Agreement, an Indemnification Agreement, a Customers and Service Agreement and a Registration Rights Agreement entered into in connection with ELI's initial public offering in 1997 (IPO). ELI has entered into a revolving credit facility with Citizens for $450 million with an interest rate of 15% and a final maturity of October 30, 2005 (Citizens Credit Facility) under which $332,500,000 had been borrowed at April 30, 2002. Citizens also has guaranteed ELI's $400 million revolving bank credit facility, $325 million five-year senior unsecured notes, and $75 million capital lease. On January 31, 2002, ELI exercised its option to purchase on April 30, 2002, operating assets in an amount of $110 million, the funding for which was provided by Citizens under the Citizens Credit Facility. The $400 million revolving bank credit facility matures in November 2002 and full payment of the credit facility by ELI is due at that time. Citizens intends to provide the funds necessary to pay the amounts due under the credit facility.

     Citizens provides certain management and administrative services to ELI and certain officers of Citizens also serve as ELI's officers. Citizens has committed to continue to finance ELI's operations and cash requirements through March 31, 2003. There is not currently a market to further finance or refinance ELI's indebtedness, except from funds provided by Citizens.

     For a detailed description of the agreements that govern the relationships between Citizens and ELI, please see the section of this Offer to Purchase captioned "Certain Information Concerning the Purchaser and Citizens."

     During 2001, the economy and the stock market began to highlight the overbuilt state of the telecommunications markets, especially for CLEC and long-haul services. ELI and other competitive local exchange carriers, or CLECs, have incurred substantial debt to build networks for which demand now appears to be limited. As these conditions became more evident, competitive and financial pressures on CLECs increased. As a result of these pressures, a restructuring of the telecommunications industry is occurring. The nature of the restructuring of the telecommunications industry that will take place or how such restructuring will affect ELI is uncertain.

     ELI has received a notice from Nasdaq indicating that ELI has failed to regain compliance with Nasdaq's listing requirements and therefore ELI's Class A common stock will be delisted from The Nasdaq National Market at the opening of business on May 24, 2002. On April 2, 2001, ELI received a notice from The Nasdaq Stock Market, Inc. that its stock would be subject to delisting from the National Market after July 2, 2001 because its Class A Common Stock failed to maintain a minimum bid price. On June 29, 2001, ELI filed an application for its listing to be transferred to The Nasdaq Small Cap Market. As part of the application process, Citizens converted approximately 25.3 million shares of Class B Common Stock into the same number of shares of Class A Common Stock on August 27, 2001. Subsequently, ELI was advised by Nasdaq that, even after conversion, the Class A Common Stock did not meet minimum standards for listing on The Nasdaq Small Cap Market. On August 31, 2001, ELI received a notice from Nasdaq indicating that it had failed to comply with the shareholders' equity, market capitalization, market value/total assets and revenue and minimum bid price requirements for continued listing, and that its stock was, therefore, subject to delisting from The Nasdaq National Market. ELI was granted a hearing before a Nasdaq Listing Qualifications Panel to review the delisting. On September 27, 2001, Nasdaq implemented a moratorium on the minimum bid price and market value of public float requirements for continued listing on The Nasdaq Stock Market until January 2, 2002. ELI received a notice from the Nasdaq on September 27, 2001, stating that as a result of that action the hearing scheduled regarding the delisting of its stock had been canceled and its hearing file closed. On January 2, 2002, compliance with the minimum requirements for listing on The Nasdaq National and Small Cap Markets started anew. When ELI's common stock is delisted, Citizens expects that until the completion of this offer it will trade in the over-the-counter market, which generally provides more limited trading opportunities than shares traded on either The Nasdaq National Market or Small Cap Market.

     During the fall of 2001, Citizens and ELI coordinated efforts to refinance ELI's $110 million construction agency and operating lease prior to the April 30, 2002 expiration of such lease. In August 2001, ELI engaged a major bank to prepare a confidential offering memorandum to market participation in the refinancing of the lease, which memorandum was distributed to the participant syndicate of the 1995 lease and other prospective institutional investors. Between July and December 2001, Citizens and ELI, in coordination with the bank, met with those prospective investors in support of the refinancing effort. Despite these efforts and notwithstanding Citizens' guaranty of any refinancing obligations, the participant syndicate and other potential investors expressed minimal interest in refinancing the lease. Based upon this response and ELI's inability to meet its operating costs and capital requirements except through Citizens' financing, ELI concluded that it would not be feasible to continue efforts to refinance the lease. On January 31, 2002, ELI exercised its option to purchase on April 30, 2002, operating assets in an amount of $110 million, the funding for which was provided by Citizens under the Citizens Credit Facility.

     In February 2002, Citizens' management commenced a review of alternatives available to Citizens with respect to its investment in ELI. On April 24, 2002, Citizens retained Salomon Smith Barney to act as its financial adviser in connection with the possible acquisition, directly or indirectly, of all or a portion of the Class A common stock of ELI that Citizens and its subsidiaries did not already own.

     On April 22, 2002, ELI announced that it was withdrawing its previous guidance for 2002 based upon preliminary results of operations for the first quarter of 2002.

     On May 14, 2002, ELI announced its 2002 first quarter results of operations, reflecting revenue of approximately $48.2 million, net loss of $83.4 million and adjusted EBITDA (operating income plus depreciation and amortization) of $2.5 million, compared with respective figures for the first quarter of 2001 of approximately $62.6 million in revenue, $37.7 million net loss and adjusted EBITDA of approximately $3.3 million.

     On May 14, 2002, ELI and Citizens each announced that each was recognizing a charge of $39.8 million relating to the ELI goodwill as a cumulative effect of a change in accounting principle, net of tax.

     On May 16, 2002, Citizens announced that its board of directors had authorized its management to proceed to acquire the public minority interest in ELI so that the minority shareholders of ELI would receive cash for their shares at a share price in excess of the current market price for the Class A common stock, without the risks of ongoing stock ownership in ELI.

     As previously announced on April 22, 2002, a review of ELI's business and operations is being conducted by Citizens and ELI. Although the review is ongoing, it is currently expected that ELI's support systems, administrative functions and certain aspects of its network and operations will be rationalized and, in some areas, more closely integrated with Citizens. These changes are expected to result in a lower cost structure, a significant reduction in capital expenditures and, as a result, a substantial reduction in incremental funding required from Citizens to support ELI's operations. These changes are not expected to impact ELI's existing customer base, the quality of its network or its ability to provide the highest level of customer service.

     ELI is a CLEC that provides the full range of wireline telecommunications products and services, including switched local and long distance voice service, enhanced data communications services and dedicated point-to-point services, in the western United States. ELI markets in the western United States to retail business customers, who are primarily communications-intensive organizations. ELI markets nationally to wholesale customers, who are communications carriers themselves. Citizens owns approximately 85% of ELI's common stock.

     ELI's facilities-based network in the western United States consists of optical fiber plus voice and data switches. ELI has a national internet and data network with switches and routers in key cities, linked by leased transport facilities. At December 31, 2001, ELI had 6,754 local and long-haul route miles of fiber-optic cable in service. ELI's long-haul fiber optic network, a Synchronous Optical Network (SONET) architecture, spans more than 4,000 miles, crosses seven states and is one of the largest OC-192 SONET systems in the western United States.

     REASONS FOR THE OFFER AND THE MERGER

     ACTIONS OF CITIZENS' BOARD OF DIRECTORS. At the May 16, 2002 meeting of the board of directors of Citizens, Citizens' management presented the proposal for Citizens to acquire all of the Shares that Citizens and its subsidiaries did not already own. The board of directors of Citizens considered all of the factors relating to the Offer and the Merger referred to below. The board of directors of Citizens also discussed the impairment of the good will in ELI as of March 31, 2002, the result of operations of ELI for the first quarter of 2002 and ELI's expectations for 2002. After consideration of these factors, the board of directors of Citizens determined to take ELI private through an acquisition for cash through the Offer for all of the Shares held by ELI's public stockholders at a purchase price of $0.70 per Share.

     BENEFITS AND DETRIMENTS TO ELI OF THE OFFER FOLLOWED BY THE MERGER. In determining whether to make the Offer and thereafter effect the Merger, the board of directors of Citizens considered several factors, including the April 30, 2002 purchase for $110 million of operating assets under the synthetic lease, the maturity in November 2002 of ELI's $400 million credit facility and the dilutive effect on ELI's public stockholders that would result from the investments that Citizens must make in ELI in order for ELI to meets its obligations. Citizens' board of directors also considered the following factors:

o the implied equity and enterprise value of ELI in the report of Salomon Smith Barney;

o the prospect of achieving greater operating and administrative efficiencies as a result of ELI's operations being conducted in a more coordinated manner with Citizens' other businesses;

o the decrease in costs, particularly those associated with being a public company (for example, as a privately-held entity, ELI would no longer be required to file quarterly, annual or other periodic reports with the Commission or publish and distribute to its stockholders annual reports and proxy statements with respect to the common stock);

o the reduction in the amount of public information available to competitors about ELI's businesses that would result from the termination of ELI's obligations under the reporting requirements of the Commission;

o the elimination of additional burdens on management associated with public reporting and other tasks resulting from ELI's public company status, including, for example, the dedication of time by and resources of ELI's management and board of directors to stockholder and analyst inquiries and investor and public relations; and

o the greater flexibility that ELI's management would have to focus on long-term business goals, as opposed to quarterly earnings, as a non-reporting company.

     The board of directors of Citizens also considered the advantages and disadvantages of certain alternatives to acquiring the minority stockholder interest in ELI, including:

o    a sale of ELI; and

o    leaving ELI as a majority-owned, public subsidiary.

     The first alternative, selling ELI, was not an alternative that was pursued at length, given the generally depressed state of the CLEC industry at the present time.

     In the view of the board of directors of Citizens, the principal advantage of leaving ELI as a majority-owned, public subsidiary was the ability of Citizens to invest the cash that would be required to buy the minority stockholder interest in ELI for other purposes. The disadvantages of leaving ELI as a majority-owned, public subsidiary which were considered by Citizens' board of directors included the inability of ELI to obtain financing from any source other than Citizens and the inability to achieve many of the benefits of taking ELI private discussed above. The board of directors of Citizens concluded that the advantages of leaving ELI as a majority-owned, public subsidiary were significantly outweighed by the disadvantages of doing so, and accordingly that alternative was rejected.

     CONSIDERATION OF LIQUIDITY AND SHARE PRICE; TIMING. The board of directors of Citizens considered the relatively low volume of trading in the Shares and the consequences of the impending delisting by Nasdaq and considered that the Offer and the Merger would result in immediate, enhanced liquidity for the public stockholders. The board of directors of Citizens also considered recent trends in the price of the Shares. Citizens has determined to make the Offer and effect the Merger at this time to provide flexibility in its financing of the capital and operating needs of ELI and in operating ELI.

     ALTERNATIVE STRUCTURES CONSIDERED. The board of directors of Citizens also considered alternatives to structuring the transaction as a tender offer followed by a short-form merger. In determining to structure the transaction as a tender offer followed by a short-form merger, the board of directors considered the following:

o Unless at least 90% of each class of ELI's outstanding shares are owned by the Purchaser, it could not effect a short-form merger. Unlike a long-form merger, the approval of ELI's board of directors is not required to complete a short-form merger.

o A tender offer followed by a short-form merger would permit Citizens to acquire the minority interest in ELI on an expedited basis and provide the public stockholders with a prompt opportunity to receive cash in exchange for their Shares.

o Public stockholders who do not tender their Shares in the Offer could preserve their appraisal rights in the Merger under Delaware state law.

     After discussing the advantages and disadvantages of acquiring the minority stockholder interest in ELI, including the alternative method of acquiring such interests through a long-form merger, Citizens' board of directors authorized taking ELI private through a tender offer for all of the Shares of ELI that Citizens and its subsidiaries did not already own, to be followed by a short-form merger.

     POSITION OF CITIZENS AS TO FAIRNESS OF THE OFFER AND THE MERGER

     Because Citizens currently owns a majority of the Shares, Citizens and the Purchaser are deemed "affiliates" of ELI under Rule 12b-2 of the Exchange Act. Accordingly, in compliance with Rule 13e-3 under the Exchange Act, the board of directors of Citizens has considered the fairness of the Offer and the Merger to ELI's public stockholders.

     DETERMINATION OF THE BOARD OF DIRECTORS OF CITIZENS. In authorizing the Offer and the Merger, the board of directors of Citizens determined that the Offer and the Merger are fair to ELI's public stockholders. In reaching its determination, the board of directors of Citizens considered the factors set forth below in this section, which constitute all of the material factors considered by the board of directors in making its determination. The board of directors of Citizens determined that each of the following factors supported its belief that the Offer and the Merger are fair to ELI's public stockholders:

o REVISED GUIDANCE; WRITE-DOWN OF ELI GOOD WILL. The board of directors of Citizens considered the impact of the May 14, 2002 announcement regarding the impairment of the good will of ELI and ELI's May 14 announcement of its results of operations for the first quarter of 2002. In its April 22, 2002 announcement, ELI indicated that it was withdrawing its previous guidance for 2002, based upon preliminary results of operations for the first quarter of 2002. The announcement indicated that ELI was continuing to experience lower revenue and EBITDA resulting from declining demand for telecommunications services, primarily from carriers. The board of directors considered the anticipated reduced revenue at ELI, and the ongoing review by ELI's of its operations which was expected by ELI to result in a lower cost structure and a significant reduction in the requirement for capital. In light of these recent developments and the unsuccessful efforts to remarket ELI's synthetic lease, the board of directors of Citizens determined that ELI would be unable to obtain financing from any source other than Citizens.

o FINANCIAL ANALYSIS. In considering the fairness of the Offer and the Merger from a financial point of view to ELI's public stockholders, the board of directors of Citizens reviewed and relied in part upon the financial analyses undertaken by Salomon Smith Barney including analyses based upon comparisons of publicly traded CLECs and theoretical implied equity values, discounted cash flow and distressed company valuations. For a summary of the financial analysis provided by Salomon Smith Barney, see "--Summary of Report Of Salomon Smith Barney To The Board Of Directors Of Citizens."

o THE PREMIUM REFLECTED IN THE OFFER PRICE OF $0.70 PER SHARE. The board of directors of Citizens considered the current and historical trading prices of the Shares. The Offer Price represents a premium of approximately 106% over the closing price of $0.34 on May 15, 2002, which was the trading day prior to the date of Citizens' initial announcement that it would take ELI private. The purchase by Citizens would eliminate the exposure of ELI's public stockholders to any future or continued declines in the price of the Shares. See "--Certain Effects Of The Offer And The Merger."

o INFORMATION CONCERNING THE FINANCIAL PERFORMANCE, CONDITION, BUSINESS OPERATIONS AND PROSPECTS OF ELI. The board of directors of Citizens believe the Offer Price to be attractive to ELI's public stockholders in light of ELI's current financial performance, prospects and profitability, the financing by Citizens of ELI's April 30, 2002 purchase of leased facilities for $110 million, and ELI's November 2002 obligations under the $400 million revolving bank credit facility. In addition, the Offer and the Merger would shift the risk of the future financial performance of ELI from ELI's public stockholders entirely to Citizens.

o TERMS OF THE OFFER. The board of directors of Citizens considered the terms of the Offer and the Merger, including (1) the amount and form of the consideration, (2) the limited number of conditions to the obligations of the Purchaser, including the absence of a financing condition, (3) the tender offer structure, which would provide an expeditious means for ELI's public stockholders to receive the Offer Price and (4) the Minimum Condition.

o THE MARKET PRICE AND RELATIVE LACK OF LIQUIDITY FOR THE SHARES, AND THE LIQUIDITY THAT WOULD BE REALIZED BY THE PUBLIC STOCKHOLDERS FROM THE ALL-CASH OFFER. The board of directors of Citizens believes that the liquidity that would result from the Offer and the Merger would be beneficial to ELI's public stockholders because Citizens' ownership of Shares (1) results in a relatively small public float that necessarily limits the amount of trading in the Shares and (2) decreases the already unlikely possibility that a proposal to acquire the Shares would be made by an independent entity without the consent of Citizens. Additionally, ELI has received a notice from Nasdaq that ELI's Class A common stock will be delisted from The Nasdaq National Market at the opening of business on May 24, 2002, for failure to comply with listing requirements.

     PROCEDURAL FAIRNESS. The board of directors of Citizens also determined that the Offer and the Merger are procedurally fair to ELI's public stockholders. In making such determination, the board of directors considered the following factors:

o Each public stockholder can individually determine whether to tender Shares in the Offer.

o The Offer provides the opportunity for the public stockholders to sell their Shares without incurring brokerage and other costs typically associated with market sales.

o The Offer is subject to satisfaction of the Minimum Condition under which the Offer will not be consummated unless at least a majority of the shares of Class A common stock presently outstanding and not held by Citizens or its subsidiaries, are tendered for purchase (although the Minimum Condition may be waived by Citizens in its sole discretion).

o The Offer provides the opportunity for the public stockholders to sell all of their shares without the risk of fluctuation in the sale price that may otherwise be associated with such a sale.

o Public stockholders who believe that the terms of the Offer and the Merger are not fair can pursue appraisal rights in the Merger under state law.

     CERTAIN NEGATIVE CONSIDERATIONS. The board of directors of Citizens also considered the following factors, each of which they considered negative, in their deliberations concerning the fairness of the terms of the Offer and the
Merger:

o TERMINATION OF PARTICIPATION IN FUTURE GROWTH OF ELI. Following the successful completion of the Offer and the Merger, ELI's public stockholders would cease to participate in the future earnings or growth, if any, of ELI or benefit from increases, if any, in the value of their holdings in ELI.

o CONFLICTS OF INTEREST. The financial interests of Citizens are adverse as to the Offer Price to the financial interests of ELI's public stockholders. In addition, officers and directors of ELI, who are also officers and directors of Citizens, have actual or potential conflicts of interest in connection with the Offer and the Merger. See "--Conflicts Of Interest."

o NO PUBLIC STOCKHOLDER VOTE. The Offer and the Merger do not provide ELI's public stockholders with an opportunity to vote on the proposed transaction.

     OTHER FACTORS. In connection with the Offer, the board of directors of Citizens did not consider "shopping" ELI to prospective purchasers. The board of directors of Citizens does not believe that there is a market for an investment in ELI or for the sale of all or substantially all of the assets of ELI, given ELI's recent performance, its current financial position and the CLEC market in general. In addition, the board of directors of Citizens believes that searching for a buyer for ELI would not only entail substantial time delays and allocation of management's time and energy, but would also disrupt and discourage ELI's employees and create uncertainty among ELI's customers and suppliers.

     RECENT PURCHASES OF SHARES BY CITIZENS. See Schedule II to this Offer to Purchase for information on purchases of Shares by Citizens (as well as by ELI) during the past two years.

     CONCLUSIONS OF THE BOARD OF DIRECTORS. Citizens' board of directors concluded that, given the failed efforts to refinance ELI's $110 million obligation under ELI's lease, the recent performance of the Shares prior to the announcement of Citizens' intention to take ELI private, ELI's inability to raise capital to meet its operating costs and capital requirements, the uncertainties surrounding ELI's future prospects, the state of the CLEC industry, the limited trading market for the Shares and the negative valuation of ELI's shareholder equity, the Offer and the Merger were fair to ELI's public stockholders. In determining that the Offer and the Merger were fair to ELI's public stockholders, the board of directors of Citizens considered the above factors as a whole and did not assign specific or relative weights to them, other than that the Offer Price of $0.70 per Share in cash was considered the most important factor.

SUMMARY OF REPORT OF SALOMON SMITH BARNEY TO THE BOARD OF DIRECTORS OF
CITIZENS

     Salomon Smith Barney, in its role as financial advisor to Citizens, has advised Citizens regarding its strategic alternatives with respect to its investment in ELI. In that regard, at the request of Citizens management, on May 16, 2002, Salomon Smith Barney presented a valuation report to Citizens' board of directors.

     The report was intended to serve as a guide for discussions with Citizens' board of directors in connection with Citizens' potential acquisition of the shares of ELI's Class A common stock. Salomon Smith Barney presented the report to Citizens' board of directors and answered related questions. Salomon Smith Barney was not asked to and has not delivered a fairness opinion to Citizens in connection with the Offer.

     The full text of the report of Salomon Smith Barney, dated May 16, 2002, is attached as Exhibit 16(c) to the Schedule TO filed on May 20, 2002 in connection with the Offer, and is incorporated herein by reference. The description of the report in the Offer to Purchase is qualified by reference to Exhibit 16(c), copies of which may be obtained from the SEC. Holders of shares of Class A common stock are urged to, and should, read such report in its entirety.

     In preparing its report, Salomon Smith Barney relied upon the accuracy and completeness of all of the financial, accounting and other information reviewed by it and has assumed such accuracy and completeness for purposes of the report. Salomon Smith Barney was not asked to make, and did not assume responsibility for making, any independent evaluation or appraisal of ELI or its assets and liabilities, and did not verify, and has not assumed any responsibility for making any independent verification of the information Salomon Smith Barney reviewed.

     The report does not constitute a recommendation as to whether any holder of shares of Class A common stock should tender their shares in the Offer.

     Summary of Report Prepared by Salomon Smith Barney

     The following is a summary of the material financial analyses used by Salomon Smith Barney in connection with the report to Citizens' board of directors. The following summary, however, does not purport to be a complete description of the analyses performed by Salomon Smith Barney. The order of the analyses described and the results of the analyses do not represent relative importance or weight given to these analyses by Salomon Smith Barney. The following summaries of financial analyses include information presented in tabular format. You should read these tables together with the text of each summary.

     Comparisons of Publicly Traded Competitive Local Exchange Carriers ("CLECs") and Theoretical Implied Equity Value Analysis

     Salomon Smith Barney reviewed and compared certain financial information, including market capitalization, enterprise value, and certain ratios and public market multiples relating to ELI and corresponding information for seven other
CLECs:

o    Time Warner Telecom;

o    Allegiance Telecom;

o    Focal Communications;

o    Choice One;

o    US LEC;

o    XO Communications; and

o    McLeodUSA.

The following tables present the median data for the seven other CLECs and for
ELI:

o    Equity value;

o Enterprise value, which is equity value plus market value of debt, preferred stock and minority interest minus cash;

o Enterprise value as a multiple of 2001 actual and projected 2002 and 2003 revenues;

o    Enterprise value as a multiple of actual access lines as of year end 2001;

o Enterprise value as a multiple of actual net property, plant and equipment as of March 31, 2002;

o    Total number of voice and data switches as of year end 2001;

o Gross profit and EBITDA as a percentage of revenues, or margins for fiscal year 2001;

o Actual revenues for fiscal year 2001 and projected revenues for fiscal year 2002 and 2003;

o    Total number of access lines as of year end 2001; and

o    Net property, plant and equipment as of March 31, 2002.

     The multiples and other financial information calculated by Salomon Smith Barney were based on the closing prices as of May 15, 2002 for the selected CLEC companies' common stock and the most recent publicly available information for the selected companies. The enterprise value revenue multiples for 2002 and 2003 were based on securities analyst projections.

                                                 Trading Data

                                                                               Enterprise Value as a Multiple of:
                               Price   Equity  Enterprise              -----------------------------------------------
                              5/15/02   Value     Value    2001A Rev.  2002E Rev.  2003E Rev.    Acc. Lines   Net PP$E
                              ------   ------  ----------  ----------  ----------  ----------    ----------   --------
                                           ($ in millions, except per share and per access line data)
Median CLEC                    $--       $79    $  221       0.6x         0.5x        0.4x         $  301       0.4x
Electric Lightwave (a)          0.34      17       846       3.7          4.7         4.3           5,688       1.0

                                                Operating Data


                                                    Gross     EBITDA    2001A   2002E   2003E        Access        Net
                                    Switches(b)   Margin(c)  Margin(c)   Rev.    Rev.    Rev.    Lines('000)(b)  PP&E(d)
                                    -----------   --------   ---------  -----   -----   -----    --------------  -------
                                                                      ($ in millions)
Median CLEC                             30          49.4%      14.7%     $500    $347    $473         $567       $1,015
Electric Lightwave                       8          47.2       NM         227     179     199          149          815

----------
Note: Projections for comparable companies are based on Wall Street research. ELI projections are based on Electric Lightwave management estimates.
(a) Electric Lightwave's enterprise value is based on fair market value for its long-term debt of $425.5 million (book value of $666.9 million), plus current bank credit facility of $400.0 million and current capital lease obligations of $7.5 million, less cash of $4.0 million.
(b)  Switch and access line data is as of December 31, 2001.
(c) Gross margin and EBITDA margin are for the three months ended March 31, 2002. The calculation for gross margin is based on revenue less cost of services. In the case of Electric Lightwave, cost of services includes Network access and Operations expenses.
(d)  Net PP&E is as of March 31, 2002.

     Salmon Smith Barney then calculated the implied enterprise value of ELI, utilizing enterprise multiples for the seven CLECs in ELI's peer group. Based on this analysis, Salomon Smith Barney focused on an estimated range of implied enterprise values for ELI of between $100 million and $250 million, resulting in an estimated implied equity value of zero for ELI given ELI's approximately $833 million in fair market value of its outstanding debt as of March 31, 2002.

     Discounted Cash Flow Analysis Summary

     Salomon Smith Barney presented a discounted cash flow analysis for the purpose of determining the estimated value of ELI. Salomon Smith Barney calculated the unlevered free cash flows that ELI is expected to generate during fiscal years 2002 through 2011 based upon financial projections prepared by ELI. Salomon Smith Barney also calculated a range of terminal asset values of ELI at the end of the nine-year period ending 2011 by applying a range of terminal EBITDA multiples of 5.0x to 7.0x to the projected EBITDA of ELI during the final year of the nine-year period. The unlevered free cash flows and the range of terminal asset values were then discounted to present values using two different sets of discount rates: (i) "Hypothetical Cost of Private Capital" applying a range of discount rates from 25% to 35% and (ii) "Hypothetical Public Market Capital Structure" applying a range of discount rates from 11% to 15%. The

Hypothetical Cost of Private Capital discount rates reflect a 35% to 40% cost of equity that Salomon Smith Barney estimates is representative of the returns required by private equity investors in connection with investments in ELI's industry sector, and assume a 10.5% to 12.5% cost of debt. The Hypothetical Public Market Capital Structure discount rates reflect an assumed 11.5% to 14.5% cost of equity and a 10.5% to 12.5% cost of debt. Both sets of discount rates assume hypothetical capital structures that are materially different from ELI's existing capital structure, and which ELI could only attain by undergoing a significant financial restructuring. The dilutive impact of any such restructuring to ELI's existing equity is not reflected in Salomon Smith Barney's analysis. The ability of ELI to access capital on arm's length terms at costs consistent with those assumed in the discount rates used by Salomon Smith Barney, even if ELI were to achieve such hypothetical capital structures, is subject to considerable uncertainty. Based on this discounted cash flow analysis, Salomon Smith Barney calculated an estimated range of enterprise values and implied equity values for ELI as set forth in the following table:

                                                   Enterprise Value Reference Range
                                                   --------------------------------
Discounted Cash Flow Analysis                        Low                    High         Implied Equity Value
                                                    ------                --------       --------------------
                                                                     (Dollars in millions)
     Hypothetical Cost of Private Capital            $ 70                   $110                $  0
     Hypothetical Public Market Capital Structure     260                    330                   0

     Distressed Valuation Analysis Summary

     Salomon Smith Barney also performed an analysis of the value of ELI's equity, assuming that ELI was unable to obtain an infusion of capital and restructure its debt to enable it to continue as a going concern outside of bankruptcy. Salomon Smith Barney reviewed the following ten telecommunications companies that filed for bankruptcy protection from May 2000 to February 2002 and analyzed the recovery of value relative to those companies' net property, plant and equipment:

o    GST Telecommunications;

o    Northpoint Communications;

o    Winstar Communications;

o    Viatel;

o    Teligent Corporation;

o    Rhythms NetConnections;

o    Exodus Communications;

o    Global Crossing;

o    McLeodUSA; and

o    Network Plus.

     Based on this review, Salomon Smith Barney determined that for those transactions:

o the overall mean recovery rate per dollar of net property, plant and equipment was approximately 26 cents; and

o the overall median recovery rate per dollar of net property, plant and equipment was approximately 13 cents.

     Based on these precedent transactions, Salomon Smith Barney derived an approximate range of enterprise values of ELI in a hypothetical bankruptcy or liquidation scenario, should the recovery of value fall within the range of recoveries experienced by other telecommunications companies. The derived range of estimated enterprise values was between $82 million and $245 million, resulting in an estimated implied equity value for ELI of zero.

     No company used in the above analyses as a comparison is directly comparable to ELI. The analyses were prepared solely for purposes of Salomon Smith Barney report to Citizens' board of directors. These analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Citizens, Salomon Smith Barney or any other person assumes responsibility if future results are materially different from those forecast. In addition, the preparation of financial analyses, including the derivation of ranges of implied enterprise and equity values, is a complex process involving subjective judgments (including Salomon Smith Barney's knowledge of the transactions and its understanding of the business objectives of Citizens) and is not necessarily susceptible to partial analysis or summary description. Salomon Smith Barney believes that its analyses, and the summary set forth above, must be considered as a whole, and that selecting portions of the analyses considered by Salomon Smith Barney, without considering all of the analyses, could create a misleading or incomplete view of the processes underlying the analyses conducted by Salomon Smith Barney.

     In addition to having acted as financial advisor in connection with the Offer, Salomon Smith Barney and its affiliates (including Citigroup Inc. and its affiliates) has provided certain investment banking and other financial advisory services to Citizens from time to time, including having acted as:

o a co-lead arranger/co-bookrunner on Citizens' $705 million credit facility in October 2001;

o a co-manager on Citizens' $1.75 billion Investment Grade Debt offering in August 2001;

o a joint-lead manager on Citizens' $304 million common equity offering in June 2001;

o    a joint-lead manager on Citizens' offering of 6 3/4% Equity Units in June
     2001;

o a co-arranger on Citizens' $6.15 billion syndicated senior credit facility in October 2000;

o a dealer on Citizens' $4.0 billion U.S. Commercial Paper program in October 2000;

o a counterparty on Citizens' 9 million share derivatives transaction in February 2000; and

o a co-manager on Citizens' $325 million offering of 6.05% Senior Notes due 5/04 in April 1999.

     Salomon Smith Barney received customary fees in connection with the previous engagements described above. In addition, Salomon Smith Barney may provide investment banking and other financial advisory services to Citizens in the future. Salomon Smith Barney provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of Citizens and ELI for its own account and for the account of customers. As of December 31, 2001, Salomon Smith Barney and its affiliates owned less than 1% of ELI's outstanding shares of Class A common stock.

     Salomon Smith Barney is an internationally recognized investment banking firm that provides financial services in connection with a wide range of business transactions. As part of its business, Salomon Smith Barney regularly engages in the valuation of companies and their securities in connection with mergers and acquisitions, equity investments, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other purposes. Citizens retained Salomon Smith Barney based on Salomon Smith Barney's expertise in the valuation of companies as well as its experience in transactions similar to the Offer.

     Pursuant to a letter agreement, executed on April 24, 2002, Citizens engaged Salomon Smith Barney to act as its financial advisor in connection with the possible acquisition, directly or indirectly, of all or a portion of the common stock of ELI. Pursuant to the terms of the letter agreement, Citizens has agreed to pay Salomon Smith Barney as compensation for its services as financial advisor in connection with any such transaction, including the Offer, (i) a transaction fee of $350,000 upon execution of the letter agreement and (ii) a monthly fee of $150,000 payable on June 24, 2002 and every month thereafter until the payment date for the Offer has occurred. Citizens also has agreed to reimburse Salomon Smith Barney for its reasonable out-of-pocket expenses, including attorneys' fees, and to indemnify Salomon Smith Barney against certain liabilities, including certain liabilities under the federal securities laws.

     CONFLICTS OF INTEREST

     CITIZENS. The financial interests of Citizens are adverse as to the Offer Price to the financial interests of the Public Stockholders.

     DIRECTORS OF CITIZENS. Mr. Leonard Tow, the Chairman of the board of directors of Citizens and its Chief Executive Officer, is also the Chairman of the board of directors of ELI. Dr. Tow holds equity interests in ELI. These positions and equity interests present this director with actual or potential conflicts of interest in determining the fairness of the Offer and the Merger to ELI's public stockholders. See Schedule I to this Offer to Purchase for a listing of the positions that the members of the board of directors of Citizens hold with Citizens and ELI and ownership of the common stock of ELI.

     Mr. Rudy J. Graf, a Vice Chairman of the board of directors of Citizens and its Chief Operating Officer and President, is also a member of the board of directors of ELI. Mr. Graf holds equity interests in ELI. These positions and equity interests present this director with actual or potential conflicts of interest in determining the fairness of the Offer and the Merger to ELI's public stockholders. See Schedule I to this Offer to Purchase for a listing of the positions that the members of the board of directors of Citizens hold with Citizens and ELI and ownership of the common stock of ELI.

     Mr. Scott N. Schneider, a Vice Chairman of the board of directors of Citizens and the Executive Vice President, is also a member of the board of directors of ELI. Mr. Schneider holds equity interests in ELI. These positions and equity interests present this director with actual or potential conflicts of interest in determining the fairness of the Offer and the Merger to ELI's public stockholders. See Schedule I to this Offer to Purchase for a listing of the positions that the members of the board of directors of Citizens hold with Citizens and ELI and ownership of the common stock of ELI.

     Mr. Stanley Harfenist, a member of the board of directors of Citizens, is also a member of the of the board of directors of ELI. Mr. Harfenist holds equity interests in ELI. These positions and equity interests present this director with actual or potential conflicts of interest in determining the fairness of the Offer and the Merger to ELI's public stockholders. See Schedule I to this Offer to Purchase for a listing of the positions that the members of the board of directors of Citizens hold with Citizens and ELI and ownership of the common stock of ELI.

     Mr. Robert Stanger, a member of the board of directors of Citizens, is also a member of the board of directors of ELI. Mr. Stanger holds equity interests in ELI. These positions and equity interests present this director with actual or potential conflicts of interest in determining the fairness of the Offer and the Merger to ELI's public stockholders. See Schedule I to this Offer to Purchase for a listing of the positions that the members of the board of directors of Citizens hold with Citizens and ELI and ownership of the common stock of ELI.

     EXECUTIVE OFFICERS AND DIRECTORS OF ELI. In considering any position that the board of directors of ELI may take with respect to the Offer, ELI's public stockholders should be aware that the executive officers and certain directors of ELI have interests in connection with the Offer and the Merger that present them with actual or potential conflicts of interest, which will be described in ELI's Solicitation/Recommendation Statement on Schedule 14D-9.

     Following consummation of the Offer and the Merger, Citizens anticipates that the board of directors of ELI, as the corporation surviving the Merger (the "Surviving Corporation"), will be comprised solely of officers and/or directors of Citizens. Officers and directors of ELI who own Shares will receive the Offer Price in the Offer or the Merger on the same terms as ELI's public stockholders.

     OTHER POSSIBLE PURCHASES OF SHARES

     If the Offer is successfully completed, Citizens and its subsidiaries, after giving effect to any conversion of ELI Class B common stock to Class A common stock, will collectively own at least 90% of the outstanding Shares. If, after the Offer is completed but prior to the effective date of the Merger (the "Effective Date of the Merger"), as a result of the exercise of Options or for any other reason, Citizens and its subsidiaries collectively own less than 90% of the outstanding Shares, Citizens may acquire additional Shares through additional conversion of shares of its ELI Class B common stock or in the open market or in privately negotiated transactions to the extent required for Citizens and its subsidiaries' collective ownership of Shares to equal or exceed 90%. If the Offer is not completed, Citizens may make such conversions of Class B stock or make open market or privately negotiated purchases of Shares to the extent necessary in order for Citizens and its subsidiaries collectively to own at least 90% of the outstanding Shares.

     THE MERGER

     If the Offer is successfully completed, Citizens plans to cause the Purchaser to merge into ELI in a short-form merger. After the short-form merger, ELI would be wholly owned by Citizens. Under the Delaware General Corporation Law (the "DGCL"), if the Purchaser owns at least 90% of each class of ELI's outstanding shares, the Purchaser would have the power to approve, adopt and consummate the Merger without a vote of ELI's board of directors or stockholders.

     On the Effective Date of the Merger, each outstanding Share (other than Shares held by stockholders, if any, who are entitled to and perfect their appraisal rights under Section 262 of the DGCL) would be cancelled and converted into the right to receive the Offer Price in cash, without interest. After the Merger, Citizens will, directly or indirectly, own 100% of the equity interest in the Surviving Corporation.

     CERTAIN EFFECTS OF THE OFFER AND THE MERGER

     GENERAL. Upon completion of the Offer and the Merger, Citizens would have complete control over the conduct of ELI's business and would have a 100% interest in the net book value and net earnings of ELI. In addition, Citizens would receive the benefit of complete control over any future increases in the value of ELI and would bear the complete risk of any losses incurred in the operation of ELI and any decrease in the value of ELI. Citizens' and its subsidiaries' aggregate ownership of ELI prior to the transactions contemplated by the Offer and the Merger was approximately 85%. ELI's net book value was negative $324,911,000 at March 31, 2002 and it had a net loss of $83,383,000 for the quarter ended March 31, 2002.

     BENEFITS AND DETRIMENTS TO ELI'S PUBLIC STOCKHOLDERS. Upon completion of the Offer and the Merger, ELI's public stockholders would no longer have any interest in, and would not be stockholders of, ELI and therefore would not participate in ELI's future earnings (if any) and potential growth (if any) and would no longer bear the risk of any decreases in the value of ELI. In addition, ELI's public stockholders would not share in any distribution of proceeds after any sales of businesses of ELI. See "--Conduct Of Citizens After The Offer And The Merger." All of the other incidents of stock ownership of ELI's public stockholders, such as the rights to vote on certain corporate decisions, to elect directors, to receive distributions upon the liquidation of ELI and to receive appraisal rights upon certain mergers or consolidations of ELI (unless such appraisal rights are perfected in connection with the Merger), as well as the benefit of potential increases in the value of their holdings in ELI would be extinguished upon acceptance of Shares tendered in the Offer or, if not tendered, upon completion of the Merger.

     Upon completion of the Offer and the Merger, ELI's public stockholders would also not bear the risks of potential decreases in the value of their holdings in ELI. Instead, they would have immediate liquidity in the form of the Offer Price in place of an ongoing equity interest in ELI in the form of the Shares. In summary, if the Offer and the Merger are completed, they would have no ongoing rights as stockholders of ELI (other than statutory appraisal rights in the case of those public stockholders who are entitled to and perfect such rights under Delaware law).

     POSSIBLE EFFECT OF THE OFFER AND OPEN MARKET PURCHASES ON THE MARKET FOR SHARES. Following the completion of the Offer and prior to the Effective Date of the Merger, the purchase of Shares by the Purchaser pursuant to the Offer or any subsequent open market or privately negotiated purchases would reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares. This could adversely affect the liquidity and market value of the remaining Shares held by the public.

     NASDAQ. ELI's Class A common stock does not meet the minimum requirements for trading on The Nasdaq National Market and will be delisted at the opening of business on May 24, 2002. After the Class A common stock is delisted from The Nasdaq National Market, it is possible that the Shares would continue to trade in the over-the-counter market prior to the Effective Date of the Merger and that price or other quotations might still be available from other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon such factors as the number of holders and/or the aggregate market value of such Shares remaining at such time, the interest in maintaining a market in such Shares on the part of securities firms, the possible termination of registration of such Shares under the Exchange Act, as described below, and other factors. The Purchaser cannot predict whether a reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the price paid in the Offer and the Merger.

     EXCHANGE ACT REGISTRATION. The Shares are currently registered under the Exchange Act. If the Offer and the Merger are completed, ELI's reporting obligations under the Exchange Act would terminate.

     Prior to the Effective Date of the Merger, the purchase of Shares pursuant to the Offer or open market or privately negotiated purchases following consummation of the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated upon application by ELI to the Commission if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders of the Shares. Citizens presently intends to seek to cause ELI to terminate the registration of the Shares under the Exchange Act as soon after the consummation of the Offer or the Merger as the requirements for termination of registration are met.

     The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by ELI to holders of the Shares and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. Furthermore, "affiliates" of ELI and persons holding "restricted securities" of ELI may be deprived of the ability to dispose of the securities pursuant to Rule 144 under the Securities Act. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or eligible for listing on The Nasdaq National Market.

     MARGIN REGULATIONS. The Shares are currently "margin securities" under the rules of the Board of Governors of the Federal Reserve System. However, upon delisting from The Nasdaq National Market on May 24, 2002, the Shares will no longer be "margin securities."

     TREATMENT OF ELECTRIC LIGHTWAVE OPTIONS

     Because the exercise prices of most of the 3,725,204 options to purchase shares of ELI's Class A common stock outstanding as of March 31, 2002 are substantially above the Offer Price, with exercise prices ranging from $0.315 to $22.813 (37,500 of the 3,725,204 outstanding options have an exercise price that is less than the Offer Price), the holders of options will receive no consideration for their options. Nevertheless, all outstanding options to purchase shares of Class A common stock shall become immediately exercisable upon commencement of the Offer.

     ACCOUNTING TREATMENT. The Offer and the Merger would be accounted for as the acquisition of a minority interest by Citizens.

     TAX CONSEQUENCES. For federal income tax purposes, the receipt of the cash consideration by holders of the Shares pursuant to the Offer or the Merger will be a taxable sale of the holder's Shares. See "Certain Federal Income Tax Consequences."

     CONDUCT OF CITIZENS AFTER THE OFFER AND THE MERGER

     If the Offer and the Merger are completed, Citizens intends to continue operation of ELI while allowing for further evaluation with respect to the role of ELI in Citizens' business. In addition, if the Offer and the Merger are completed, Citizens intends to cause ELI's board of directors to consist solely of Citizens employees. A review of ELI's business and operations is being conducted by Citizens and ELI. Although the review is ongoing, it is currently expected that after the Offer and Merger are completed ELI's support systems, administrative functions and certain aspects of its network and operations will be rationalized and, in some areas, more closely integrated with Citizens. These changes are expected to result in a lower cost structure, a significant reduction in capital expenditures and, as a result, a substantial reduction in incremental funding required from Citizens to support ELI's operations. These changes are not expected to impact ELI's existing customer base, the quality of its network or its ability to provide the highest level of customer service.

     Except as otherwise described in this Offer to Purchase, the Purchaser and Citizens do not have, as of the date of this Offer to Purchase, any plans or proposals for:

o any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving ELI after the completion of the Offer and the Merger;

o any purchase, sale or transfer of a material amount of assets of ELI after the completion of the Offer and the Merger;

o any change in the present management of ELI, including, but not limited to, any plans or proposals to change any material term of the employment contract of any executive officer, but will limit the number of directors on ELI's board of directors and will cause the Board to consist only of Citizens' employees;

o any material change in ELI's present dividend rate or policy, indebtedness or capitalization;

o    any other material change in ELI's corporate structure or business;

o the acquisition by any person of additional securities of ELI, or the disposition of securities of ELI; or

o any changes in ELI's charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of ELI.

     CONDUCT OF CITIZENS IF THE OFFER IS NOT COMPLETED

     If the Offer is not completed because the Minimum Condition or another condition is not satisfied or waived, Citizens expects to evaluate whether it would continue to pursue the acquisition of the remaining equity interest in ELI that Citizens does not currently own. In particular, Citizens may consider:

o engaging in open market or privately negotiated purchases of Shares to increase Citizens' and its subsidiaries' aggregate ownership of Shares to at least 90% of each class of ELI's outstanding shares and then effecting a short-form merger (subject to Citizens' compliance with Section 203 of the Delaware General Corporation Law);

o proposing that the Purchaser and ELI enter into a long-form merger agreement, which would require the approval of ELI's board of directors and ELI's stockholders;

o keeping outstanding the public minority interest in ELI, in which case ELI's public stockholders would receive no cash for their Shares, would be significantly diluted as a result of Citizens funding of the purchase of leased assets for $110 million in April 2002 and payment of ELI's $400 million bank credit agreement in November 2002, and would bear the risk that the trading price per Share could decline to a price that is less than the Offer Price; or

o selling its interests in ELI or pursuing a sale of all or part of ELI to a third party.

     If Citizens were to pursue any of these alternatives, it may take considerably longer for ELI's public stockholders to receive any consideration for their Shares (other than through sales in the open market) than if they had tendered their Shares in the Offer. Any such transaction may result in proceeds per Share to ELI's public stockholders that are more or less than the Offer Price.

                                THE TENDER OFFER

     TERMS OF THE OFFER; EXPIRATION DATE

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date (as defined below) and not properly withdrawn as provided in "--Withdrawal Rights." The term "Expiration Date" means 12:00 midnight, New York City time, on Monday, June 17, 2002, unless and until the Purchaser, in its sole discretion, shall have extended the period during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

     Subject to the applicable rules and regulations of the Commission, the Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, to extend the period during which the Offer is open for any reason, including the failure to satisfy any of the conditions specified in "--Certain Conditions Of The Offer," and thereby delay acceptance for payment of, and payment for, any Shares, by giving oral or written notice of such extension to the Depositary. There can be no assurance that the Purchaser will exercise its right to extend the Offer. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw such stockholder's Shares. See "--Withdrawal Rights."

     Subject to the applicable rules and regulations of the Commission, the Purchaser also expressly reserves the right, in its sole discretion, at any time and from time to time, to (1) terminate the Offer and not accept for payment (or pay for) any Shares if any of the conditions referred to in "--Certain Conditions Of The Offer" has not been satisfied or upon the occurrence and during the continuance of any of the events specified in "--Certain Conditions Of The Offer," and (2) waive any condition or amend the Offer in any respect, in each case by giving oral or written notice of termination, waiver or amendment to the Depositary and by making a public announcement thereof. The Purchaser acknowledges (a) that Rule 14e-1(c) under the Exchange Act requires the Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer and (b) that the Purchaser may not delay acceptance for payment of, or payment for, any Shares upon the occurrence of any of the conditions specified in "--Certain Conditions Of The Offer" without extending the period during which the Offer is open.

     If the Minimum Condition or any other condition specified in "--Certain Conditions Of The Offer" is not fulfilled by the Expiration Date, the Purchaser reserves the right (but shall not be obligated) to (1) decline to purchase any of the Shares tendered, return all tendered Shares to tendering stockholders and terminate the Offer, (2) extend the Offer and retain all tendered Shares until the expiration of the Offer, as extended, subject to the terms and conditions of the Offer (including any rights of stockholders to withdraw their Shares), or
(3) waive or reduce the condition and, subject to complying with applicable rules and regulations of the Commission, accept for payment and purchase all Shares validly tendered.

     Any extension, termination or amendment will be followed as promptly as practicable by a public announcement thereof, such announcement, in the case of an extension, to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Purchaser may choose to make any public announcement, except as provided by applicable law (including Rules 14d-4(d), 14d-6(d) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to holders of Shares), the Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

     If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials (including by public announcement as set forth above) and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price, a change in percentage of securities sought or a change in any dealer's soliciting fee, will depend upon the facts and circumstances, including the relative materiality of the changes. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought or a change in any dealer's soliciting fee, a minimum ten business day period from the date of such change is generally required to allow for adequate dissemination of such change to stockholders. Accordingly, if, prior to the Expiration Date, the Purchaser decreases the number of Shares being sought, changes the consideration offered pursuant to the Offer or adds a dealer's soliciting fee, and if the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from the date that notice of such increase, decrease or addition is first published, sent or given to stockholders, the Offer will be extended at least until the expiration of such ten business day period. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

     This Offer to Purchase and the related Letter of Transmittal and, if required, other relevant material will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on ELI's stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

     ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will purchase by accepting for payment, and will pay for, all Shares validly tendered prior to the Expiration Date and not properly withdrawn (including Shares validly tendered and not withdrawn during any extension of the Offer, if the Offer is extended, subject to the terms and conditions of such extension), promptly after the Expiration Date. In addition, subject to complying with Rule 14e-1 under the Exchange Act, the Purchaser expressly reserves the right, in its sole discretion, to delay the acceptance for payment of, or payment for, Shares in order to comply, in whole or in part, with any applicable law.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of:

o certificates evidencing Shares ("Share Certificates") or timely confirmation of a book-entry transfer of such Shares ("Book-Entry Confirmation") into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in "--Procedures For Accepting The Offer And Tendering Shares";

o the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer; and

o    any other documents required by the Letter of Transmittal.

     Accordingly, payment may be made to tendering stockholders at different times if delivery of the Shares and other required documents occurs at different times.

     The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry

Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn if, as and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares so accepted for payment pursuant to the Offer will be made by deposit of the aggregate purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting such payment to stockholders whose Shares have been accepted for payment. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID, REGARDLESS OF ANY EXTENSION OF THE OFFER OR DELAY IN MAKING SUCH PAYMENT. Upon the deposit of funds with the Depositary for the purpose of making payment to validly tendering stockholders, the Purchaser's obligation to make such payment shall be satisfied and such tendering stockholders must thereafter look solely to the Depositary for payment of the amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer.

     If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if Share Certificates are submitted for more Shares than are tendered, Share Certificates representing Shares not purchased or not tendered will be returned, without expense, to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures for book-entry transfer set forth in "--Procedures For Accepting The Offer And Tendering Shares," such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as soon as practicable following expiration or termination of the Offer.

     If, prior to the Expiration Date, the Purchaser changes the consideration to be paid per Share, the Purchaser will pay such changed consideration for all Shares purchased pursuant to the Offer, whether or not such Shares have been tendered or purchased prior to such increase in consideration.

     The Purchaser reserves the right to transfer or assign, in whole or in part from time to time, to one or more of its affiliates, the right to purchase the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer, nor will any such transfer or assignment in any way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

     PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES

     GENERAL. Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, and either (l) Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedures for book-entry transfer set forth below (and a Book-Entry Confirmation must be received by the Depositary), in each case prior to the Expiration Date, or (2) the guaranteed delivery procedures set forth below must be complied with.

     No alternative, conditional or contingent tenders will be accepted and no fractional Shares will be purchased. All tendering stockholders, by execution of the Letter of Transmittal (or a facsimile thereof), waive any right to receive any notice of the acceptance of their Shares for payment.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE SOLE OPTION AND RISK OF EACH TENDERING STOCKHOLDER AND, EXCEPT AS OTHERWISE PROVIDED UNDER THIS HEADING "--PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES," THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS MADE BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     BOOK-ENTRY TRANSFER. The Depositary will make a request to establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. Although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message, and any other documents required by the Letter of Transmittal, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date in order for such Shares to be validly tendered pursuant to the Offer, or the tendering stockholder must comply with the guaranteed delivery procedures described below.

     DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     SIGNATURE GUARANTEES. Signatures on all Letters of Transmittal must be guaranteed by a firm that is a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program, the Stock Exchanges' Medallion Program or the New York Stock Exchange, Inc. Medallion Signature Program (an "Eligible Institution"), unless Shares tendered thereby are tendered (1) by a registered holder of Shares who has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (2) for the account of an Eligible Institution.

     If the Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or Share Certificates for unpurchased Shares are to be returned, to a person other than the registered holder(s), then the tendered Share Certificates must be endorsed or accompanied by appropriate stock powers signed exactly as the name(s) of the registered holder(s) appear(s) on the Share Certificates with the signature(s) on such Share Certificates or stock powers guaranteed by an Eligible Institution as provided above and in the Letter of Transmittal.

     GUARANTEED DELIVERY. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates are not immediately available or time will not permit all of the required documents to reach the Depositary prior to the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

o    such tender is made by or through an Eligible Institution;

o a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser with the Letter of Transmittal, is received by the Depositary, in accordance with the procedure set forth as provided below, prior to the Expiration Date; and

o the Share Certificates (or a Book-Entry Confirmation) for all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal, are received by the Depositary within three Nasdaq trading days after the date of execution of such Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

     Notwithstanding any other provision of this Offer, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of Share Certificates therefor (or Book-Entry Confirmation of the transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), together with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering stockholders at the same time and will depend upon when Share Certificates or Book-Entry Confirmations of such Shares are received by the Depositary.

     BACKUP FEDERAL INCOME TAX WITHHOLDING. Under the U.S. federal income tax laws, the Depositary may, under certain circumstances, be required to withhold 30% of the amount of any payments made to certain stockholders pursuant to the Offer. To prevent such backup federal income tax withholding with respect to payments made to certain stockholders of the purchase price of Shares purchased pursuant to the Offer, each such stockholder must provide the Depositary with such stockholder's correct taxpayer identification number and certify that such stockholder is not subject to backup federal income tax withholding by completing the Substitute Form W-9 included in the Letter of Transmittal.

     APPOINTMENT AS PROXY. By executing the Letter of Transmittal, a tendering stockholder irrevocably appoints designees of the Purchaser as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution with respect to any Shares tendered thereby (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after May 20,
2002). All such powers of attorney and proxies shall be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts the tendered Shares for payment and deposits the purchase price therefor with the Depositary. Upon such deposit, all prior powers of attorney and proxies given by such stockholder at any time with respect to such Shares (and other Shares and securities issued or issuable in respect of the tendered Shares on or after May 20, 2002) will, without further action, be revoked, and no subsequent powers of attorney or proxies may be given nor any subsequent written consents be executed by such stockholder (and, if given or executed, will not be deemed effective). Upon such deposit by the Purchaser, the designees of the Purchaser will, with respect to such Shares and other securities, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of ELI's stockholders, or any adjournment or postponement thereof, or by written consent in lieu of any such meeting or otherwise. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's payment for such Shares, the Purchaser must be able to exercise full voting and other rights of a record and beneficial holder, including, without limitation, voting at any meeting of stockholders or by written consent in lieu of any such meeting.

     DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including the time of receipt) and acceptance for payment of any tendered Shares pursuant to any of the procedures described above will be determined by the Purchaser, in its sole discretion, which determination will be final and binding on all parties. The Purchaser reserves the absolute right to reject any and all tenders of any particular Shares determined by it not to be in appropriate form or for which the acceptance of or payment may, in the opinion of its counsel, be unlawful. The Purchaser also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularities in the tender of any particular Shares, whether or not similar defects or irregularities are waived in the case of any other Shares. The Purchaser's interpretations of the terms and conditions of the Offer (including the Letter of Transmittal and Instructions thereto) will be final and binding. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of the Purchaser, any of its affiliates or assigns, the Information Agent, the Depositary or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

     THE PURCHASER'S ACCEPTANCE FOR PAYMENT OF SHARES TENDERED PURSUANT TO THE OFFER WILL CONSTITUTE A BINDING AGREEMENT BETWEEN THE TENDERING STOCKHOLDER AND THE PURCHASER UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE OFFER.

     WITHDRAWAL RIGHTS

     Except as otherwise provided in this Section, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless previously accepted for payment as provided herein, may also be withdrawn at any time after July 19, 2002.

     If the Purchaser extends the Offer, is delayed in, or delays, its acceptance for payment or payment for Shares or is unable to accept for payment or pay for Shares for any reason, then, without prejudice to the Purchaser's other rights under the Offer, tendered Shares may nevertheless be retained by the Depositary, on behalf of the Purchaser, and may not be withdrawn except to the extent tendering stockholders are entitled to and duly exercise withdrawal rights as described in this Section. Any such extension or delay will be accompanied by an extension of the Offer to the extent required by law.

     In order for a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from that of the person who tendered such Shares. If Share Certificates to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the tendering stockholder must also submit the serial numbers shown on such Share Certificates to the Depositary, and the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer, as set forth in "--Procedures For Accepting The Offer And Tendering Shares," any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with the procedures of the Book-Entry Transfer Facility.

     Withdrawals may not be revoked and any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following the procedures described in "--Procedures For Accepting The Offer And Tendering Shares."

     All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, which determination will be final and binding on all parties. None of the Purchaser, its affiliates or assigns, the Information Agent, the Depositary or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     CERTAIN CONDITIONS OF THE OFFER

     Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) the Purchaser's rights to extend and amend the Offer at any time in its sole discretion, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1 under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may amend or terminate the Offer if (1) the Minimum Condition has not been satisfied or (2) at any time on or after June 17, 2002 and before the time of acceptance of the Shares for payment pursuant to the Offer, any of the following events shall occur:

          (a) any change shall have occurred in the business, properties, assets, liabilities, capitalization, stockholders' equity, financial condition, cash flows, operations, licenses, franchises or results of operations of ELI or its subsidiaries which has a material adverse effect on ELI and its subsidiaries taken as a whole; or

          (b) any government or governmental authority or agency, whether domestic, foreign or supranational (a "Governmental Entity"), shall have instituted or threatened any action, proceeding, application, claim or counterclaim, sought or obtained any judgment, order or injunction, or taken any other action, which
               (i) challenges the acquisition by Citizens or the Purchaser (or any other affiliate of Citizens) of any Shares pursuant to the Offer or the Merger, restrains, prohibits or materially delays the making or consummation of the Offer or the Merger, prohibits the performance of any of the contracts or other arrangements entered into by Citizens or the Purchaser (or any other affiliate of Citizens) in connection with the acquisition of the Shares or ELI, seeks to obtain any material amount of damages, or otherwise directly or indirectly adversely affects the Offer or the Merger,
               (ii) seeks to prohibit or limit materially the ownership or operation by ELI, Citizens or the Purchaser (or any other affiliate of Citizens) of all or any material portion of the business or assets of ELI or of Citizens and its affiliates, or to compel ELI, Citizens or the Purchaser (or any other affiliate of Citizens) to dispose of or to hold separate all or any material portion of the business or assets of Citizens or any of its affiliates or of ELI or any of its subsidiaries as a result of the transactions contemplated by the Offer or the Merger,
               (iii) seeks to impose any material limitation on the ability of ELI, Citizens or the Purchaser (or any other affiliate of Citizens) to conduct ELI's or any subsidiary's business or own such assets, (iv) seeks to impose or confirm any material limitation on the ability of Citizens or the Purchaser (or any other affiliate of Citizens) to acquire or hold, or to exercise full rights of ownership of, any Shares, including the right to vote such Shares on all matters properly presented to the stockholders of ELI, (v) seeks to require divestiture by Citizens or the Purchaser or any of their affiliates of all or any of the Shares or (vi) otherwise has resulted in or has a reasonable likelihood of resulting in, a material adverse effect on the business, financial condition, results of operation or prospects of ELI or Citizens (a "Material Adverse Effect"); or

          (c) there shall have been entered or issued any preliminary or permanent judgment, order, decree, ruling or injunction or any other action taken by any Governmental Entity or court, whether on its own initiative or the initiative of any other person, which (i) restrains, prohibits or materially delays the making or consummation of the Offer or the Merger, prohibits the performance of any of the contracts or other arrangements entered into by Citizens or the Purchaser (or any other affiliate of Citizens) in connection with the acquisition of the Shares or ELI or otherwise directly or indirectly materially adversely affects the Offer or the Merger,
               (ii) prohibits or limits materially the ownership or operation by ELI, Citizens or the Purchaser (or any other affiliate of Citizens) of all or any material portion of the business or assets of ELI and its subsidiaries taken as a whole or of Citizens or the Purchaser (or any other affiliate of Citizens), or compels ELI, Citizens or the Purchaser (or any other affiliate of Citizens) to dispose of or to hold separate all or any material portion of the business or assets of Citizens or any of its affiliates or of ELI or any of its subsidiaries as a result of the transactions contemplated by the Offer or the Merger,
               (iii) imposes any material limitation on the ability of ELI, Citizens or the Purchaser (or any other affiliate of Citizens) to conduct ELI's or any subsidiary's business or own such assets,
               (iv) imposes or confirms any material limitation on the ability of Citizens or the Purchaser (or any other affiliate of Citizens) to acquire or hold, or to exercise full rights of ownership of, any Shares, including the right to vote such Shares on all matters properly presented to the stockholders of ELI, (v) requires divestiture by Citizens or the Purchaser or any of their affiliates of all or any of the Shares or (vi) otherwise has resulted in, or has a reasonable likelihood of resulting in, a Material Adverse Effect; or

          (d) there shall have been instituted or be pending before any Governmental Entity or court any action, proceeding, application, claim or counterclaim or any judgment, order or injunction sought or any other action taken by any person or entity (other than a Governmental Entity) which (i) challenges the acquisition by Citizens or the Purchaser (or any other affiliate of Citizens) of any Shares pursuant to the Offer or the Merger, restrains, prohibits or materially delays the making or consummation of the Offer or the Merger, prohibits the performance of any of the contracts or other arrangements entered into by Citizens or the Purchaser (or any other affiliate of Citizens) in connection with the acquisition of the Shares or ELI, seeks to obtain any material amount of damages, or otherwise directly or indirectly adversely affects the Offer or the Merger, (ii) seeks to prohibit or limit materially the ownership or operation by ELI, Citizens or the Purchaser (or any other affiliate of Citizens) of all or any material portion of the business or assets of ELI or of Citizens and its affiliates, or to compel ELI, Citizens or the Purchaser (or any other affiliate of Citizens) to dispose of or to hold separate all or any material portion of the business or assets of Citizens or any of its affiliates or of ELI or any of its subsidiaries as a result of the transactions contemplated by the Offer or the Merger, (iii) seeks to impose any material limitation on the ability of ELI, Citizens or the Purchaser (or any other affiliate of Citizens) to conduct ELI's or any subsidiary's business or own such assets, (iv) seeks to impose or confirm any material limitation on the ability of Citizens or the Purchaser (or any other affiliate of Citizens) to acquire or hold, or to exercise full rights of ownership of, any Shares, including the right to vote such Shares on all matters properly presented to the stockholders of ELI, (v) seeks to require divestiture by Citizens or the Purchaser (or any other affiliate of Citizens) of all or any of the Shares or (vi) otherwise has resulted in or, in the Purchaser's reasonable discretion, has a reasonable likelihood of resulting in a Material Adverse Effect; and which in the case of clause (i), (ii), (iii), (iv) or (v) is successful or the Purchaser determines, in its reasonable discretion, has a reasonable likelihood of being successful; or

          (e) there shall be any statute, rule or regulation enacted, promulgated, entered, enforced or deemed applicable to the Offer or the Merger, or any other action shall have been taken by any Governmental Entity or court that results in, directly or indirectly, any of the consequences referred to in clauses (i) through (vi) of paragraph (b) above; or

          (f) there shall have occurred any general suspension of trading in, or limitation on prices for, securities on NASDAQ or in the over-the-counter market (other than any temporary suspension pursuant to a circuit breaker procedure then in effect and lasting for not more than three trading hours), any declaration of a banking moratorium by federal or New York authorities or general suspension of payments in respect of lenders that regularly participate in the United States market in loans, any material limitation by any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency in the United States that materially affects the extension of credit generally by lenders that regularly participate in the United States market in loans, any commencement of a war involving the United States or any commencement of armed hostilities or other national or international circumstance involving the United States that has a material adverse effect on bank syndication or financial markets in the United States or, in the case of any of the foregoing occurrences existing on or at the time of the commencement of the Offer, a material acceleration or worsening thereof; which in the reasonable judgment of the Purchaser, in any such case, and regardless of the circumstances giving rise to such condition, makes it inadvisable to proceed with the Offer, the Merger and/or with such acceptance for payment or payments.

     The foregoing conditions are for the sole benefit of the Purchaser and its affiliates and may be asserted by the Purchaser regardless of any circumstances giving rise to any condition and may be waived by the Purchaser, in whole or in part, at any time and from time to time in the reasonable discretion of the Purchaser. The failure by the Purchaser (or any affiliate of the Purchaser) at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

     CERTAIN LEGAL MATTERS; REGULATORY APPROVALS

     GENERAL. Except as described below, neither Citizens nor the Purchaser is aware of any license or regulatory permit that appears to be material to the business of ELI and its subsidiaries that might be adversely affected by the Purchaser's acquisition of Shares as contemplated herein.

     Except as described in this section, neither Citizens nor the Purchaser is aware of any other material filing, approval or other action by any federal or state governmental or administrative authority that would be required for the acquisition of Shares by the Purchaser as contemplated herein. Should any such other approval or action be required, it is currently contemplated that such approval or other action would be sought. There is, however, no present intention to delay the purchase of Shares tendered pursuant to the Offer or the Merger pending the outcome of any such other approval or action. There can be no assurance that any such other approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Purchaser's, Citizens' or ELI's business in the event that such other approvals were not obtained or such other actions were not taken. The Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this section. See "--Certain Conditions Of The Offer."

     ANTITRUST. The Purchaser believes that the Offer and the Merger are exempt from the reporting requirements contained in the Hart-Scott-Rodino Antitrust Improvements Act of 1976. Nevertheless, there can be no assurance that a challenge to the Offer and the Merger on antitrust grounds will not be made, or, if such challenge is made, what the result will be.

     STATE ANTI-TAKEOVER STATUTES

     ELI, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Neither Citizens nor the Purchaser knows whether any of these laws will, by their terms, apply to the Offer or the Merger, and the Purchaser has not necessarily complied with any such laws. Should any person seek to apply any state takeover law, the Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, the Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, the Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for payment any Shares tendered. See "--Certain Conditions Of The Offer."

DIVIDENDS AND DISTRIBUTIONS

     If, on or after May 20, 2002, ELI should declare or pay any dividend or other distribution (including, without limitation, the issuance of additional Shares pursuant to a stock dividend or stock split or the issuance of rights for the purchase of any securities) with respect to the Shares that is payable or distributable to stockholders of record on a date occurring prior to the transfer to the name of the Purchaser or its nominees or transferees on ELI's stock transfer records of the Shares purchased pursuant to the Offer, then, without prejudice to the Purchaser's rights described in "--Certain Conditions Of The Offer," (1) the purchase price per Share payable by the Purchaser pursuant to the Offer will be reduced in the amount of any such cash dividend or distribution, and (2) the whole of any non-cash dividend or distribution (including, without limitation, additional Shares or rights as aforesaid) will be required to be remitted promptly and transferred by each tendering stockholder to the Depositary for the account of the Purchaser accompanied by appropriate documentation of transfer. Pending such remittance or appropriate assurance thereof, the Purchaser will be entitled to all rights and privileges as owner of any such non-cash dividend, distribution or right, and may withhold the entire purchase price or deduct from the purchase price the amount of value of such non-cash dividend, distribution or right, as determined by the Purchaser in its sole discretion. To the best knowledge of Citizens, ELI does not currently plan to declare or pay any dividend or other distribution (including, without limitation, the issuance of additional Shares pursuant to a stock dividend or stock split or the issuance of rights for the purchase of any securities) with respect to the Shares.

     If, on or after May 20, 2002, ELI should split the Shares or combine or otherwise change the Shares or its capitalization, then, without prejudice to the Purchaser's rights described under the heading "--Certain Conditions Of The Offer," appropriate adjustments to reflect such split, combination or change may be made by the Purchaser in the purchase price and other terms of the Offer, including, without limitation, the number or type of securities offered to be purchased.

                    MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     The following is a general summary of the material U.S. federal income tax consequences of the Offer and the Merger to the beneficial owners of Shares. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable treasury regulations thereunder, judicial decisions and current administrative rulings as in effect on the date of this Offer to Purchase. The discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular taxpayers in light of their personal circumstances or to taxpayers subject to special treatment under the Code (for example, life insurance companies, foreign corporations, foreign partnerships, foreign estates or trusts, or individuals who are not citizens or residents of the United States and beneficial owners whose Shares were acquired pursuant to the exercise of warrants, employee stock options or otherwise as compensation) and does not address any aspect of state, local, foreign or other taxation.

     The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for federal income tax purposes under the Code, and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for federal income tax purposes, a beneficial owner of Shares that tenders Shares pursuant to the Offer or surrenders Shares pursuant to the Merger will recognize gain or loss equal to the difference between the amount of cash received by the beneficial owner and the aggregate tax basis in the Shares sold pursuant to the Offer or canceled and converted to cash pursuant to the Merger. Gain or loss will be calculated separately for each block of Shares purchased pursuant to the Offer or canceled and converted to cash pursuant to the Merger.

     Gain or loss on the disposition of Shares will be capital gain or loss, assuming that the Shares are held as capital assets. Capital gains of individuals, estates and trusts generally are subject to a maximum federal income tax rate of (i) 20% if, at the time the tendered Shares are accepted for payment (in the case of the Offer) or the Effective Time of the Merger (in the case of the Merger), the beneficial owner held the Shares for more than one year or (ii) 38.6% if, at the time the tendered Shares are accepted for payment (in the case of the Offer) or the Effective Time of the Merger (in the case of the Merger), the beneficial owner held the Shares for not more than one year. Capital gains of corporations generally are taxed at the federal income tax rates applicable to corporate ordinary income. In addition, the ability of both corporate and non-corporate beneficial owners to use capital losses to offset ordinary income is limited.

     In general, cash received by stockholders who exercise statutory appraisal rights ("Dissenting Stockholders") in respect of such appraisal rights will result in the recognition of gain or loss to the Dissenting Stockholders. Any such Dissenting Stockholder should consult with its tax advisor for a full understanding of the tax consequences of the receipt of cash in respect of appraisal rights pursuant to the Merger.

     A beneficial owner may be subject to backup federal income tax withholding at a rate of 30% with respect to the amount of cash received pursuant to the Offer or the Merger unless the owner provides its tax identification number ("TIN") and certifies that such number is correct or properly certifies that it is awaiting a TIN, or unless an exemption applies. See "The Tender Offer--Procedures For Accepting The Offer And Tendering Shares--Backup Federal Income Tax Withholding."

     If backup withholding applies to a beneficial owner, the Depositary is required to withhold 30% from payments to such owner. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the Internal Revenue Service. If backup withholding results in an overpayment of tax, a refund can be obtained by the beneficial owner upon filing an income tax return.

     EACH BENEFICIAL OWNER OF SHARES IS URGED TO CONSULT SUCH BENEFICIAL OWNER'S TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO SUCH BENEFICIAL OWNER OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

                      PRICE RANGE OF THE SHARES; DIVIDENDS

     PRICE RANGE OF SHARES. The Shares are listed on The Nasdaq National Market under the symbol "ELIX". The following table sets forth the high and low sales prices per Share on The Nasdaq National Market, as reported in publicly available sources for each of the periods indicated.

                                    2002                   2001                     2000
                            --------------------  ----------------------   -------------------------
                            High   Low   Average  High     Low   Average   High      Low     Average
                            ----   ----  -------  -----   -----  -------   ----     ------   -------
     First Quarter ...      $.71   $.30   $.51    $6.75   $2.00   $4.38    $27.00   $16.63   $21.82
     Second Quarter(1)       .83    .30    .45     3.07    1.20    2.14     25.00    15.88    20.44
     Third Quarter ...        --     --     --     1.65     .40    1.03     19.75     7.00    13.38
     Fourth Quarter ..        --     --     --      .84     .23     .54      8.88     2.88     5.88

----------
(1) Second Quarter information for 2002 consists of sale prices through May 15, 2002.

     As of May 17, 2002, the approximate number of record security holders of ELI's Class A Common Stock was 116.

     ELI's Class B common stock is not publicly traded and is 100% owned by Citizens.

     On May 15, 2002, the last full trading day prior to the public announcement of the Purchaser's intention to commence the Offer at a price of $0.70 per Share, the closing sale price per Share, as reported on The Nasdaq National Market, was $0.34. ELI has received a notice from Nasdaq that ELI's Class A common stock will be delisted from The Nasdaq National Market at the opening of business on May 24, 2002, for failure to comply with listing requirements.

     STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR
THE SHARES.

     DIVIDENDS. ELI has never declared or paid any cash dividends in respect of the Shares.

                       CERTAIN INFORMATION CONCERNING ELI

     Stockholders are urged to review the publicly available information concerning ELI before acting on the Offer.

     GENERAL

     ELI's Class A common stock currently trades on The Nasdaq National Market under the symbol "ELIX." ELI is organized under the laws of the State of Delaware. ELI's principal executive offices are located at 3 High Ridge Park, Stamford, CT 06905 and its telephone number is (203) 614-5600.

     ELI is subject to the disclosure requirements of the Exchange Act and in accordance therewith is required to file reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. In addition, ELI is required to file within 10 business days of the commencement of this Offer, and to distribute to ELI's Stockholders, a statement on Schedule 14D-9 regarding its recommendation to ELI's stockholders with respect to the Offer. Such reports, proxy statements, Schedule 14D-9 and other information are or will be available for inspection at the Commission's public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549 and should also be available for inspection at the regional offices of the Commission located at The Woolworth Building, 233 Broadway, New York, NY 10279. Copies may be obtained at prescribed rates from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov. In addition, certain material filed by ELI may also be available for inspection at the offices of the NASDAQ Stock Market, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     Neither Citizens nor the Purchaser intends to grant unaffiliated stockholders special access to ELI's records in connection with the Offer. Neither Citizens nor the Purchaser intends to obtain counsel to or appraisal services for unaffiliated stockholders of ELI.

     FINANCIAL INFORMATION. Set forth below is certain selected consolidated financial information with respect to ELI and its subsidiaries excerpted or derived from the audited consolidated financial statements contained in ELI's Consolidated Financial Statements included in ELI's Annual Reports on Form 10-K for its fiscal years ended December 31, 2001 and December 31, 2000 (collectively, the "ELI Reports"). More comprehensive financial information is included in ELI Reports and in other documents filed by ELI with the Commission (which may be inspected or obtained in the manner set forth above), and the following financial information is qualified in its entirety by reference to ELI Reports and other documents and all of the financial information (including any related notes) contained therein or incorporated therein by reference.


                      SELECTED FINANCIAL AND OPERATING DATA


                                                       Year Ended December 31,        Three Months
                                                  ------------------------------     Ended March 31,
                                                      2000             2001              2002
                                                  -----------      -------------    ----------------
                                                  ($ in thousands, except per share and non-dollar
                                                             denominated operating data)
     Statements of Operations Data
       Revenues ...............................   $   243,977      $   226,640      $    48,150
       Loss from operations ...................       (59,876)         (73,193)         (17,180)
       Net loss ...............................      (136,462)        (171,692)         (83,383)
       Net loss per share .....................         (2.71)           (3.37)           (1.63)
     Operating Data
       Adjusted EBITDA(1) .....................         1,787            5,829            2,472
       Cash flows used for operating activities       (55,095)         (79,747)         (14,570)
       Cash flows used for investing activities      (108,909)         (53,523)          (4,162)
       Cash flows from financing activities ...       152,944          128,237           17,494
     Balance Sheet Data (as of end of period)
       Total assets ...........................       949,774          902,348          846,430
       Short-term/Current liabilities .........       132,672          474,329          484,659
       Long-term debt and capital leases ......       866,404          649,478          666,923
       Shareholders' equity (deficiency) ......       (70,502)        (241,609)        (324,911)
     Gross property, plant & equipment
       --owned or under capital lease .........       978,327        1,037,349        1,038,946
       --under operating lease(2) .............       108,541          108,541          108,541
                                                  -----------      -----------      -----------
     Total property, plant & equipment ........   $ 1,086,868      $ 1,145,890      $ 1,147,487
                                                  ===========      ===========      ===========
     Route miles(3) ...........................         5,924            6,754            7,219
     Fiber miles(3) ...........................       297,284          354,083          362,624

----------
(1) Adjusted EBITDA is operating loss plus depreciation and amortization. Adjusted EBITDA is a measure commonly used in the communications industry to analyze companies on the basis of operating performance. It is not a measure of financial performance under generally accepted accounting principles, and may not be comparable to similarly titled measures of other companies.
(2) Facilities under the operating lease agreement under which ELI has exercised the option to purchase the facilities at the end of the lease term.
(3) Route and fiber miles also include those to which ELI has exclusive use pursuant to license and lease arrangements.

     Information presented above should be read in conjunction with ELI's Financial Statements and accompanying Notes in the ELI Reports.

            CERTAIN INFORMATION CONCERNING THE PURCHASER AND CITIZENS

     THE PURCHASER

     The Purchaser is a wholly-owned subsidiary of Citizens that does not currently conduct any active business. The Purchaser is organized under the laws of the State of Delaware. The Purchaser's principal executive offices are located at 3 High Ridge Park, Stamford, CT 06905, and its telephone number is
(203) 614-5600.

     The name, business address, principal occupation, employment history and citizenship of each of the executive officers and directors of the Purchaser are set forth on Schedule I hereto.

     During the past five years, the Purchaser has not been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to any judicial or administrative proceeding (except for any matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the Purchaser from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

     CITIZENS

     Citizens, a Delaware corporation, is a telecommunications-focused company providing wireline communications services to rural areas and small and medium-sized towns and cities, including the Rochester, New York metropolitan area, as an incumbent local exchange carrier, or ILEC. In addition, Citizens provides competitive local exchange carrier, or CLEC, services to business customers and to other communications carriers in certain metropolitan areas in the western United States through ELI, Citizens' 85%-owned subsidiary. Citizens also provides public utility services including natural gas transmission and distribution and electric transmission and distribution services to primarily rural and suburban customers in Vermont, Hawaii and Arizona.

     With approximately 2.5 million telephone access lines in 24 states Citizens was the seventh largest local access wireline telephone provider in the United States as of December 31, 2001. Revenue from Citizens' ILEC and CLEC services segments was $1,594.1 million and $226.6 million, respectively in 2001. In 1999 Citizens announced plans to divest its public utilities services segments. Consistent with this effort, during 2001 Citizens sold two of its natural gas transmission businesses and in January 2002 Citizens sold its water distribution and wastewater treatment business. Citizens is presently engaged in the sale of, or is seeking buyers for, its remaining gas and electric utility services segments. Pending these divestitures, Citizens continues to provide gas and electric utility services. Citizens revenues from the provision of gas and electric utility services were $411.5 million and $228.0 million, respectively, in 2001. Citizens' water and wastewater treatment operations were reported as "discontinued operations."

     Citizens and its subsidiaries own all of the Class B Common Stock and 27,571,332 Shares of Class A Common Stock of ELI. This ownership interest represents 85% of the economic interest and a 96% voting interest. ELI's Class B common stock votes on a 10 to 1 basis with the Class A common stock, which is publicly traded. Citizens also guarantees all of ELI's long-term debt, one of its capital leases and guaranteed one of its operating leases, and has committed to continue to support its cash requirements through March 31, 2003. The material terms of Citizens' agreements with ELI are described below.

     Absent Citizens' commitment, Citizens does not believe there is currently a market to further finance or refinance ELI's indebtedness. Consequently, without the financial support of Citizens, ELI could not fund its future capital requirements or service its debt and most likely would not remain a going concern. The net loss of ELI was $171.7 million in 2001 and the net loss for the three months ended March 31, 2002 was $83.4 million.

     CERTAIN TRANSACTIONS

     AGREEMENTS BETWEEN CITIZENS AND ELI. Citizens' relationship with ELI is governed by agreements entered into with ELI in connection with ELI's initial public offering and certain other agreements, the material terms of which are described below.

     Administrative Services Agreement

     The Administrative Services Agreement provides for Citizens to render certain financial management services, information services, legal and contract services, human resources services, and corporate planning services to ELI. Under the terms of the Administrative Services Agreement, all of the services rendered by Citizens are subject to ELI's oversight, supervision and approval, acting through ELI's board of directors.

     The administrative costs payable by ELI to Citizens pursuant to the Administrative Services Agreement are not expected to exceed the fees that would be paid if such services were to be provided by an independent third party.

     The Administrative Services Agreement will terminate on December 31, 2005, unless earlier terminated by Citizens or by ELI. The Administrative Services Agreement will be renewed automatically for additional terms of two years unless either party gives at least six months' written notice prior to a scheduled termination date. The Administrative Services Agreement can be terminated upon a material breach and will be terminated upon a change of ELI's control. Under the Administrative Services Agreement, $7,985,000 in fees were payable to Citizens for 2001, excluding reimbursement for costs.

     Tax Sharing Agreement

     As ELI is included in Citizens' federal consolidated income tax group, ELI's federal income tax liability is included in the consolidated federal income tax liability of Citizens and its subsidiaries. ELI is also included with certain Citizens subsidiaries in combined, consolidated, or unitary income tax groups for state and local tax purposes. ELI and Citizens are parties to a federal, state, and local Tax Sharing Agreement. Pursuant to the Tax Sharing Agreement, ELI and Citizens make payments between themselves such that, with respect to any period, the amount of taxes to be paid by ELI, subject to certain adjustments, will generally be determined as though ELI were to file separate federal, state, and local income or franchise tax returns (including, except as provided below, any amounts determined to be due as a result of a redetermination of the tax liability of Citizens arising from an audit or otherwise). ELI is responsible for any tax liability due any foreign jurisdiction arising from ELI's business activities. The Tax Sharing Agreement will remain in effect so long as any taxing jurisdiction requires the filing of a combined tax return by both Citizens and by ELI.

     Citizens has sole and exclusive responsibility for (i) preparing any of ELI's tax returns (including amended returns or claims for refund); (ii) representing ELI with respect to any tax audit or tax contest; (iii) engaging outside counsel and accountants with respect to tax matters regarding ELI; and
(iv) performing such other acts and duties with respect to ELI's tax returns as Citizens determines is appropriate. The amounts that ELI will pay Citizens under the Administrative Services Agreement will encompass reimbursement to Citizens for all direct and indirect costs and expenses incurred with respect to ELI's share of the overall costs and expenses incurred by Citizens with respect to tax-related services.

     Each member of a consolidated group is jointly and severally liable for the federal income tax liability of each other member of the consolidated group. Accordingly, although the Tax Sharing Agreement allocates tax liabilities between ELI and Citizens, during the period in which ELI is included in Citizens' consolidated group ELI could be liable in the event that any federal tax liability is incurred, but not discharged, by any other member of Citizens' consolidated group.

     Indemnification Agreement

     ELI and Citizens are parties to an Indemnification Agreement. The Indemnification Agreement provides that ELI will indemnify Citizens for any liabilities incurred by Citizens under any guarantees of ELI's obligations or liabilities and that ELI will pay Citizens for its direct costs, if any, of maintaining such guarantees.

     Registration Rights Agreement

     ELI and Citizens are parties to a Registration Rights Agreement. The Registration Rights Agreement provides that upon the request of Citizens, at ELI's expense, ELI will use its best efforts to effect the registration under the applicable federal and state securities laws of any of the shares of ELI's common stock (and any other securities issued in respect of or in exchange therefor) held by Citizens for sale in accordance with Citizens' intended method of disposition thereof, and will take such other actions necessary to permit the sale of these shares in other jurisdictions, subject to certain specified limitations. Citizens will also have the right, at its expense, to include the shares of common stock held by it in certain other registrations of ELI's common equity securities that are initiated by ELI on its own behalf or on behalf of ELI's other shareholders.

     Customers and Service Agreement

     ELI and Citizens are parties to a Customers and Service Agreement. The Customers and Service Agreement contains provisions prohibiting ELI from competing with Citizens for customers in Citizens' existing service areas and in certain new lower density territories that Citizens was or will be first to enter after ELI's initial public offering. Citizens has agreed that it will not compete with ELI in the service territories where ELI provided services prior to its initial public offering and in certain new higher density territories where ELI was or will be first to provide services after its initial public offering. Neither ELI nor Citizens may solicit an existing wholesale customer of the other company for services that such customer is currently receiving under contract from the other company. The relevant provisions were intended to permit ELI to continue all activities that it engaged in prior to its initial public offering, and to expand into related markets. The Customers and Service Agreement will remain in effect until Citizens ceases to own a majority of the voting interest of ELI's capital stock or its designees cease to constitute a majority of ELI's directors.

     Citizens Guarantees ELI's Obligations

     Lease. In June 1995, ELI entered into agreements to lease certain equipment to be constructed for ELI. The lessor has agreed to commit up to a maximum of $110,000,000 of the cost of purchasing and installing the equipment. On January 31, 2002, ELI exercised its option to purchase on April 30, 2002, operating assets in an amount of $110 million, the funding for which was provided by Citizens under the Citizens Credit Facility. Citizens guaranteed all of ELI's obligations under the lease and ELI paid Citizens a guarantee fee of 3.25% per year of the amount of the lessor's investment in the leased assets.

     Credit Facility. On November 2, 1997, ELI entered into a five-year, $400 million revolving credit facility with Citibank as agent for a group of lending banks. Citizens has agreed to guarantee all debt obligations under this credit facility. The credit facility requires that Citizens maintain a minimum net worth of at least $1 billion and continue to own at least 51% of ELI's outstanding common stock. ELI has agreed to pay Citizens a guarantee fee at a rate of 3.25% per annum based on the average balance outstanding. At December 31, 2001, ELI had outstanding loans payable to Citibank in the amount of $400 million. The $400 million revolving bank credit facility matures in November 2002 and full payment of the credit facility by ELI is due at that time. Citizens intends to provide the funds necessary to pay the amounts due under the credit facility.

     Senior Unsecured Notes. In April 1999, ELI completed an offering of $325 million of five-year senior unsecured notes. The notes have an annual interest rate of 6.05% and will mature on May 15, 2004. Citizens has guaranteed the payment of principal, any premium, and interest on the notes when due. ELI has agreed to pay Citizens a guarantee fee at a rate of 4.0% per year based on the average outstanding balance. At December 31, 2001, ELI had $325 million of these notes outstanding.

     For 2001, ELI accrued Citizens' guarantee fees of $29.6 million under the lease, the credit facility, and the senior unsecured notes.

     Refinancing of Obligations. ELI and Citizens have agreed that if Citizens intends to reduce its economic interest in ELI to less than 51%, Citizens will be entitled to request that ELI refinance its obligations under the lease and the credit facility and ELI will be obligated to use its best efforts to do so. This refinancing would occur when Citizens reduces its economic interest in ELI to less than 51%.

     License Agreement Guaranty. ELI has entered into a license agreement with the Bonneville Power Administration whereby ELI will obtain a license to use fiber optic cable on Bonneville's transmission system. On May 15, 2000, Citizens entered into a guaranty agreement with Bonneville under which Citizens guarantees the payment of the license fee, annual maintenance fee and any liquidated damages provided for in the license agreement.

     Telecommunications Services

     Citizens has transactions in the normal course of business with ELI. Citizens is an Incumbent Local Exchange Carrier ("ILEC") in certain markets in which ELI provides services. In order to provide services in those markets, ELI purchases access from Citizens. ELI is charged the full-tariffed rate for those services, which was $1,193,000 in 2001, representing usage-based charges for the services provided. Citizens purchases certain services from ELI at prevailing market rates. In 2001, ELI recognized revenue in the amount of $2,924,000 for these related party transactions.

     Network Capacity Lease

     In 1996, ELI entered into an agreement to lease rights to fiber optic lines on its network to Citizens over 10 years for a monthly fee of $30,000.

     In 1999, ELI entered into an agreement to lease certain capacity on its network to Citizens over 20 years. Performance under this agreement began when services were activated during 2000. Citizens paid ELI $6.5 million under this agreement in 1999.

     Intercompany Agreement

     ELI, along with Citizens, desire to provide compensation incentives for certain employees of ELI for high levels of performance and productivity. Therefore, ELI and Citizens entered into an Intercompany Agreement, dated as of September 11, 2000, whereby Citizens granted to certain of ELI's employees an aggregate of 205,000 shares of Citizens common stock in the form of restricted stock awards pursuant to the Citizens Communications Company Equity Incentive Plan. In consideration for those restricted stock awards, ELI agreed to grant Citizens 263,425 restricted shares of its Class B Common Stock. The 263,425 shares of ELI restricted Class B Common Stock had, on September 11, 2000, a fair market value equivalent to the fair market value of Citizens' restricted stock awards. The restrictions on a proportionate number of shares of ELI Class B Common Stock will lapse with the lapse of restrictions on Citizens stock. ELI's Compensation Committee and the Compensation Committee of Citizens have approved the Intercompany Agreement.

     PRIOR BUSINESS RELATIONSHIPS. Except as set forth in this Offer to Purchase, neither the Purchaser nor Citizens or, to the best knowledge of the Purchaser or Citizens Communications, any of the persons listed on Schedule I hereto has, since December 31, 2001, had any business relationships or transactions with ELI or any of its executive officers, directors or affiliates that would require disclosure herein under the rules and regulations of the Commission applicable to the Offer or the Merger.

     CITIZENS CREDIT SUPPORT. Citizens guarantees all of ELI's long-term debt, one of its capital leases and guaranteed one of its operating leases, and has committed to continue to support ELI's cash requirements through March 31, 2003. ELI is included in Citizens' consolidated federal income tax return. In order to maintain that consolidation, Citizens must maintain an ownership and voting interest in excess of 80%. ELI entered into a revolving credit facility with Citizens on October 30, 2000. The Citizens Credit Facility provides up to $450 million for working capital purposes through March 31, 2003, with an interest rate of 15% and a final maturity of the indebtedness of October 30, 2005. As of April 30, 2002 there was $332,500,000 outstanding under the Citizens Credit Facility.

     FINANCIAL INFORMATION. Because the Offer Price will be paid in cash, the Purchaser and Citizens do not believe that financial information with respect to the Purchaser, Citizens and their subsidiaries would be material to a stockholder's evaluation of the Offer and the Merger. Financial information concerning Citizens and its subsidiaries is filed by Citizens with the Commission (which may be inspected and copies thereof obtained at the offices of the Commission as set forth in "Certain Information Concerning ELI").

     OTHER INFORMATION ABOUT CITIZENS

     Citizens' common stock is listed on the New York Stock Exchange under the symbol "CZN". The principal executive offices of Citizens are located at 3 High Ridge Park, Stamford, Connecticut 06905, and its telephone number is (203) 614-5600.

     Citizens is subject to the disclosure requirements of the Exchange Act and in accordance therewith is required to file reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Such reports, proxy statements and other information are available for inspection and copying at prescribed rates at the offices of the Commission as set forth under "Certain Information Concerning ELI." In addition, certain material filed by Citizens may also be available for inspection at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     The name, business address, principal occupation, five-year employment history and citizenship of each of the directors and executive officers of Citizens are set forth in Schedule I hereto.

     During the past five years, Citizens has not been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to any judicial or administrative proceeding (except for any matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining Citizens from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

     Except as otherwise set forth in this Offer to Purchase, neither the Purchaser nor Citizens or, to the best knowledge of the Purchaser and Citizens, any of the persons listed on Schedule I hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any Shares or other securities of ELI, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of any such Shares or other securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies.

                           SOURCE AND AMOUNT OF FUNDS

     The total amount of funds required by the Purchaser to purchase all of the outstanding Shares pursuant to the Offer and the Merger, and to pay related fees and expenses, is estimated to be approximately $6.5 million. The Purchaser will obtain the funds to purchase the Shares in the Offer and the Merger from Citizens as capital contribution. Citizens has committed to provide any required financing to the Purchaser from current assets.

                          THE MERGER; APPRAISAL RIGHTS

     THE MERGER

     Following the consummation of the Offer, subject to the conditions described in this Offer to Purchase and in accordance with the Delaware General Corporation Law ("DGCL"), Citizens plans to cause the Purchaser to merge with and into ELI. Upon the Effective Date of the Merger:

o each Share issued and outstanding immediately prior to the Effective Date of the Merger (other than Shares held by Public Stockholders, if any, who are entitled to and who properly exercise their dissenters' rights (see "--Appraisal Rights" below) under the DGCL) will be cancelled and extinguished and be converted into and become a right to receive the Offer Price per Share; and

o each outstanding share of the Purchaser's capital stock issued and outstanding immediately prior to the Effective Date of the Merger will be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. As a result of the Merger, Citizens will own all of the outstanding equity interests in ELI.

     APPRAISAL RIGHTS

     Stockholders who tender their Shares in the Offer are not entitled to appraisal rights under the DGCL. If the Purchaser effects the Merger, then ELI stockholders who do not tender their Shares to the Purchaser pursuant to the Offer would have the right to demand an appraisal of the fair value of their Shares in accordance with the provisions of Section 262 of the DGCL ("Section 262"), which sets forth the rights and obligations of Company stockholders demanding an appraisal and the procedures to be followed.

     Under the DGCL, record holders of the Shares who follow the procedures set forth in Section 262 will be entitled to have their Shares appraised by the Court of Chancery of the State of Delaware and to receive payment of the fair value of such shares together with a fair rate of interest, if any, as determined by such court. The fair value as determined by the Delaware court is exclusive of any element of value arising from the accomplishment or expectation of the Merger. The following is a summary of certain of the provisions of
Section 262 of the DGCL and is qualified in its entirety by reference to the full text of Section 262, a copy of which is attached to this Offer to Purchase as Schedule III.

     The Surviving Corporation would notify ELI's public stockholders of record as of the Effective Date of the Merger, and of the approval and consummation of the Merger and the availability of appraisal rights under Section 262 within ten days after the Effective Date of the Merger (the "Merger Notice"). Any public stockholder of ELI entitled to appraisal rights would have the right, within 20 days after the date of mailing of the Merger Notice, to demand in writing from the Surviving Corporation an appraisal of his Shares. Such demand will be sufficient if it reasonably informs the Surviving Corporation of the identity of the stockholder and that the stockholder intends to demand an appraisal of the fair value of his Shares. Failure to make such a timely demand would foreclose a public stockholder's right to appraisal.

     Only a holder of record of Shares as of the Effective Date of the Merger is entitled to assert appraisal rights for the Shares registered in that holder's name. A demand for appraisal should be executed by or on behalf of the holder of record fully and correctly, as the holder's name appears on the holder's Share

Certificates. Holders of Shares who hold their shares in brokerage accounts or other nominee forms and wish to exercise appraisal rights should consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such nominee. All written demands for appraisal of the Shares should be sent or delivered to the Corporate Secretary, Citizens Communications Company, 3 High Ridge Park, Stamford, Connecticut 06905, so as to be received within the 20 days after the mailing of the Merger Notice.

     If the Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the Shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that in executing the demand, the agent is agent for such owner or owners.

     A record holder such as a broker holding Shares as nominee for several beneficial owners may exercise appraisal rights with respect to the Shares held for one or more beneficial owners while not exercising such rights with respect to the Shares held for other beneficial owners; in such case, the written demand should set forth the number of shares as to which appraisal is sought and where no number of shares is expressly mentioned the demand will be presumed to cover all Shares held in the name of the record holder.

     Within 10 calendar days after the Effective Date of the Merger, the Surviving Corporation must send a notice as to the effectiveness of the Merger. Within 120 calendar days after the Effective Date of the Merger, the Surviving Corporation, or any stockholder entitled to appraisal rights under Section 262 who has complied with the foregoing procedures, may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the Shares of all such stockholders. The Surviving Corporation is not under any obligation, and has no present intention, to file a petition with respect to the appraisal of the fair value of the Shares. Accordingly, it is the obligation of the stockholders to initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 262.

     Within 120 calendar days after the Effective Date of the Merger, any stockholder of record who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of Shares with respect to which demands for appraisal have been received and the aggregate number of holders of such Shares. Such statement must be mailed within 10 calendar days after a written request therefor has been received by the Surviving Corporation or within 10 calendar days after the expiration of the period for the delivery of demands for appraisal, whichever is later.

     If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine the stockholders entitled to appraisal rights and will appraise the fair value of the Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Holders considering seeking appraisal should be aware that the fair value of their Shares as determined under Section 262 could be more than, the same as or less than the amount per Share that they would otherwise receive if they did not seek appraisal of their Shares. The Delaware Supreme Court has stated that "proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter's exclusive remedy. The Court will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose Shares have been appraised. The costs of the action may be determined by the Court and taxed upon the parties as the Court deems equitable. The Court may also order that all or a portion of the expenses incurred by any holder of Shares in connection with an appraisal, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts used in the appraisal proceeding, be charged pro rata against the value of all the Shares entitled to appraisal.

     The Court may require stockholders who have demanded an appraisal and who hold Shares represented by certificates to submit their certificates for Shares to the Court for notation thereon of the pendency of the appraisal proceedings. If any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     Any stockholder who has duly demanded an appraisal in compliance with
Section 262 will not, after the Effective Date of the Merger, be entitled to vote the Shares subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those Shares (except dividends or other distributions payable to holders of record of Shares as of a date prior to the Effective Date of the Merger).

     If any stockholder who demands appraisal of shares under Section 262 fails to perfect, or effectively withdraws or loses, the right to appraisal, as provided in the DGCL, the Shares of such holder will be converted into the right to receive the Offer Price, without interest. A stockholder will fail to perfect, or effectively lose, the right to appraisal if no petition is filed within 120 calendar days after the Effective Date of the Merger. A stockholder may withdraw a demand for appraisal by delivering to the Surviving Corporation a written withdrawal of the demand for appraisal and acceptance of the Merger, except that any such attempt to withdraw made more than 60 calendar days after the Effective Date of the Merger will require the written approval of the Surviving Corporation. Once a petition for appraisal has been filed, such appraisal proceeding may not be dismissed as to any stockholder without the approval of the Court.

     For U.S. federal income tax purposes, stockholders who receive cash for their Shares upon exercise of their appraisal rights will realize taxable gain or loss. See "Material Federal Income Tax Consequences."

     THE FOREGOING SUMMARY DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY STOCKHOLDERS DESIRING TO EXERCISE THEIR APPRAISAL RIGHTS AND IS QUALIFIED IN ITS ENTIRETY BY EXPRESS REFERENCE TO THE DELAWARE APPRAISAL STATUTE, THE FULL TEXT OF WHICH IS ATTACHED HERETO AS SCHEDULE III. STOCKHOLDERS ARE URGED TO READ SCHEDULE III IN ITS ENTIRETY SINCE FAILURE TO COMPLY WITH THE PROCEDURES SET FORTH THEREIN WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS.

                                FEES AND EXPENSES

Citizens engaged Salomon Smith Barney, Inc. to act as its financial advisor in connection with the Offer and the Merger, pursuant to a letter agreement, executed on April 24, 2002. Pursuant to the terms of the letter agreement, Citizens has agreed to pay Salomon Smith Barney as compensation for its services as financial advisor in connection with any such transaction, including the Offer, (i) a transaction fee of $350,000 upon execution of the letter agreement and (ii) a monthly fee of $150,000 payable on June 24, 2002 and every month thereafter until the payment date for the Offer has occurred. Citizens also has agreed to reimburse Salomon Smith Barney for its reasonable out-of-pocket expenses, including attorneys' fees, and to indemnify Salomon Smith Barney against certain liabilities, including certain liabilities under the federal securities laws.

     The Purchaser has retained D.F. King & Co., Inc. to act as the Information Agent and Illinois Stock Transfer Company to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telecopy, telegraph and personal interview and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer material to beneficial owners. Each of the Information Agent and the Depositary will receive reasonable and customary compensation for its services and will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under U.S. federal securities laws.

     The Purchaser will not pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of Shares pursuant to the Offer (other than to the Information Agent). Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding materials to their customers.

     The following is an estimate of fees and expenses to be incurred by the Purchaser in connection with the Offer:

          Financial Advisor ...................   $400,000
          Legal ...............................   $100,000
          Printing ............................   $ 20,000
          Filing ..............................   $    745
          Depositary/Paying Agent .............   $  2,000
          Information Agent (including mailing)   $  7,500
          Miscellaneous .......................   $ 19,755
                                                  --------
                                                  $550,000
                                                  ========

     ELI will not pay any of the fees and expenses to be incurred by the Purchaser in connection with the Offer.

                                  MISCELLANEOUS

     The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. The Purchaser may, however, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdictions. Neither the Purchase nor Citizens is aware of any jurisdiction in which the making of the Offer or the acceptance of Shares in connection therewith would not be in compliance with the laws of such jurisdiction.

     Citizens and the Purchaser have filed with the Commission a Schedule TO together with exhibits, pursuant to Rule 14d-3 and Rule 13e-3 promulgated by the Commission under the Exchange Act, furnishing certain additional information with respect to the Offer. Such statement and any amendments thereto, including exhibits, may be examined and copies may be obtained at the same places and in the same manner as set forth with respect to information about ELI in "Certain Information Concerning ELI" (except that such statement and amendments may not be available in the regional offices of the Commission).

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED.

May 20, 2002

                                   SCHEDULE I

                     MEMBERS OF THE BOARDS OF DIRECTORS AND
                EXECUTIVE OFFICERS OF THE PURCHASER AND CITIZENS

     DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER

     The name, business address, position with the Purchaser, present principal occupation or employment and five-year employment history of each of the directors and executive officers of the Purchaser, together with the names, principal businesses and addresses of any corporations or other organizations in which such principal occupations are conducted, are set forth below. Unless otherwise indicated, each occupation set forth refers to the Purchaser, each individual is a United States citizen and each individual's business address is 3 High Ridge Park, Stamford, Connecticut 06905. Unless otherwise indicated, to the knowledge of the Purchaser and Citizens, no director or executive officer of the Purchaser beneficially owns any Shares (or rights to acquire Shares). Unless otherwise indicated, to the knowledge of the Purchaser and Citizens, no director or executive officer of the Purchaser has been convicted in a criminal proceeding during the last five years (excluding traffic violations or similar misdemeanors) and no director or executive officer of the Purchaser was a party to any judicial or administrative proceeding during the last five years (except for any matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

     SCOTT N. SCHNEIDER has been the President and a director of the Purchaser since its organization. Mr. Schneider is also an officer and director of Citizens.

     JERRY ELLIOTT has been the Vice President and Treasurer and a director of the Purchaser since its organization. Mr. Elliott is also an officer of Citizens.

     DONALD ARMOUR has been the Vice President and Secretary of the Purchaser since its organization. Mr. Armour is also an officer of Citizens.

     DIRECTORS AND EXECUTIVE OFFICERS OF CITIZENS

     The name, business address, position with Citizens, present principal occupation or employment and five-year employment history of each of the directors and executive officers of Citizens, together with the names, principal businesses and addresses of any corporations or other organizations in which such principal occupations are conducted, are set forth below. Unless otherwise indicated, each occupation set forth refers to Citizens, each individual is a United States citizen and each individual's business address is 3 High Ridge Park, Stamford, Connecticut 06905. Unless otherwise indicated, to the knowledge of the Purchaser and Citizens, no director or executive officer of Citizens beneficially owns any Shares (or rights to acquire Shares). Unless otherwise indicated, to the knowledge of the Purchaser and Citizens, no director or executive officer of Citizens has been convicted in a criminal proceeding during the last five years (excluding traffic violations or similar misdemeanors) and no director or executive officer of Citizens was a party to any judicial or administrative proceeding during the last five years (except for any matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

     LEONARD TOW has been associated with Citizens since April 1989 as Director. In June 1990, he was elected Chairman of the Board and Chief Executive Officer. He was also Chief Financial Officer from October 1991 through November 1997. He is Director of Hungarian Telephone and Cable Corp., Chairman of the Board of Electric Lightwave, Inc. and is a Director of the United States Telephone Association.

     RUDY J. GRAF has been associated with Citizens since September 1999. In February 2001, he was elected Vice Chairman of the Board. In July 2000, he was elected Director of Citizens. He is currently Vice Chairman of the Board, President and Chief Operating Officer of Citizens. He is also a Director of Electric Lightwave, Inc. Prior to joining Citizens, he was Director, President and Chief Operating Officer of Centennial Cellular Corp. and Chief Executive Officer of Centennial DE Puerto Rico from November 1990 to August 1999.

     SCOTT N. SCHNEIDER has been associated with Citizens since October 1999. In February 2001, he was elected Vice Chairman of the Board. In July 2000, he was elected Director of Citizens. He is currently Vice Chairman of the Board, Executive Vice President of Citizens and Chairman of Citizens Capital Ventures, a wholly owned subsidiary of Citizens. He is currently Director and Executive Vice President of Electric Lightwave, Inc. Prior to joining Citizens, he was Director (from October 1994 to October 1999), Chief Financial Officer (from December 1996 to October 1999), Senior Vice President and Treasurer (from June 1991 to October 1999) of Century Communications Corp. He also served as Director, Chief Financial Officer, Senior Vice President and Treasurer of Centennial Cellular from August 1991 to October 1999.

     DONALD ARMOUR has been associated with Citizens since October 2000. He is currently Vice President, Finance and Treasurer. He also currently serves as Vice President and Treasurer of Electric Lightwave, Inc. Prior to joining Citizens, he was the Treasurer of the cable television division of Time Warner Inc. from January 1994 to September 2000.

     ROBERT BRADEN has been associated with Citizens since November 1999 and has been Vice President, Business Development since February 2000. In January 2001, he also became President, Chief Operating Officer and Director of Electric Lightwave, Inc. and in December 2001, he became Chief Executive Officer and Director of Electric Lightwave, Inc. In January 2002, he became Executive Vice President, ILEC Sector. Prior to joining Citizens, he was Vice President, Business Development at Century Communications Corp. from January 1999 to October 1999. He was Senior Vice President, Business Development at Centennial Cellular Corp. from June 1996 to January 1999 and held other officer positions with Centennial since November 1993.

     JOHN H. CASEY, III has been associated with Citizens since November 1999. He is currently Vice President of Citizens and President and Chief Operating Officer of Citizens' ILEC Sector. He is also a director of Electric Lightwave, Inc. Prior to joining Citizens, he was Vice President, Operations from January 1995 to January 1997 and then Senior Vice President, Administration of Centennial Cellular until November 1999.

     KENNETH L. COHEN has been associated with Citizens since 1996 and was elected President and Chief Operating Officer, Public Services Sector in January 2002. He was Vice President and Controller of our Public Services Sector from 1996 to January 2002. Prior to joining Citizens, he was a senior manager at KPMG, LLP from March 1986 to August 1996.

     JEAN M. DISTURCO has been associated with Citizens since 1987 and was elected Vice President, Human Resources in October 2001. She was Vice President, Compensation and Benefits since March 2001 and Director of Compensation from 1996 to March 2001.

     JERRY ELLIOTT has been associated with Citizens since March 2002. He is currently Vice President and Chief Financial Officer. He is also Vice President and Chief Financial Officer of Electric Lightwave, Inc. Prior to joining Citizens, he was Managing Director of Morgan Stanley's Communications Investment Banking Group from July 1998. Prior to joining Morgan Stanley, he was a partner with the law firm of Shearman & Sterling.

     MICHAEL G. HARRIS has been associated with Citizens since December 1999. He is currently Vice President, Engineering and New Technology. Prior to joining Citizens, he was Senior Vice President, Engineering of Centennial Cellular from August 1991 to December 1999. He was also Senior Vice President, Engineering of Century Communications Corp. from June 1991 to October 1999.

     EDWARD O. KIPPERMAN has been associated with Citizens since February 1985. He is currently Vice President, Tax. He was Assistant Treasurer from June 1989 to September 1991.

     ROBERT J. IARSON has been associated with Citizens since July 2000. He is currently Vice President and Chief Accounting Officer of Citizens and of Electric Lightwave, Inc. Prior to joining Citizens, he was Vice President and Controller of Century Communications Corp. from October 1994 to October 1999. He was also Vice President, Accounting and Administration of Centennial Cellular from March 1995 to October 1999.

     DANIEL MCCARTHY has been associated with Citizens since 1990 and was elected President and Chief Operating Officer, Electric Lightwave Sector in January 2002. Previously, he was President and Chief Operating Officer, Public Services Sector from March 2001 to January 2002, Vice President, Citizens Arizona Energy from April 1998 to March 2001 and Vice President, Citizens Arizona Gas from February 1997 to April 1998.

     L. RUSSELL MITTEN has been associated with Citizens since June 1990. He is currently Vice President, General Counsel and Secretary. He was Vice President, General Counsel and Assistant Secretary from June 1991 to September 2000. He was General Counsel until June 1991.

     LIVINGSTON E. ROSS has been associated with Citizens since August 1977. He is currently Vice President, Reporting and Audit. He was Vice President and Chief Accounting Officer from December 1999 to July 2000 and Vice President and Controller from December 1991 to December 1999.

     STEVEN D. WARD has been associated with Citizens since January 2000 and was elected Vice President, Information Technology in February 2000. Prior to joining Citizens, he was Vice President, Information Systems for Century Communications Corp. from June 1996 to December 1999 and Director, Information Services from March 1991 to June 1996.

     MICHAEL ZARRELLA has been associated with Citizens since December 1999. He was elected Vice President, Strategic Planning and Development in October 2000. Prior to joining Citizens, he was Group Vice President of Finance for Century Communications Corp. from June 1996 to December 1999 and Director, Financial Analysis from October 1990 to June 1996.

     NORMAN I. BOTWINIK has served as a Director of Citizens since 1968. Mr. Botwinik is a Director Emeritus, Board of Governors, University of New Haven. He also served as President of Botwinik Brothers, Inc., from 1957 to1983 and as a Director of Executive Re, Inc. from 1990 to 1993.

     AARON I. FLEISCHMAN has served as a Director of Citizens since 1989. Mr. Fleischman is a Senior Partner of Fleischman and Walsh, L.L.P. He also serves as a Director of Southern Union Company.

     STANLEY HARFENIST has served as a Director of Citizens since 1992. Mr. Harfenist was the President and Chief Executive Officer of Adesso, Inc. from 1993 through 1999. He also served as President, Chief Operating Officer and Director of Players International, Inc. from 1985 to 1993; as an Officer of Sega Enterprises from 1982 to 1984; and as an Officer of Knickerbocker Toy Company, Inc., from 1978 to 1982. He also serves as a Director of Electric Lightwave, Inc.

     ANDREW N. HEINE has served as a Director of Citizens since 1975. Mr. Heine is a private investor. He has served as of Counsel to Gordon Altman Butowsky Weitzen Shalov & Wein from September 1995 to December 1999. Mr. Heine has been a practicing attorney and an investor from 1989 to the present. He served as Of Counsel to Curtis Mallet-Prevost, Colt & Mosle from October 1987 to 1989. He is also a Director of the FPA Group.

     JOHN L. SCHROEDER has served as a Director of Citizens since 1994. Mr. Schroeder has served as a Director of Morgan Stanley Dean Witter Funds from 1994 to the present. He served as the Executive Vice President and Chief Investment Officer of The Home Insurance Company from 1991 to 1995; the Chairman of the Board and Chief Investment Officer of Axe-Houghton Management, Inc., and Axe-Houghton Funds from 1983 to 1990 and as a Chartered Financial Analyst.

     ROBERT A. STANGER has served as a Director of Citizens since 1992. Mr. Stanger has served as Chairman of the Robert A. Stanger & Company from 1978 to the present. He has served as the Publisher of The Stanger Report and as a Director of Callon Petroleum Company, Inc. He is also a Director of Electric Lightwave, Inc.

     EDWIN TORNBERG has served as a Director of Citizens since 1992. Mr. Tornberg has served as the President and Director of Edwin Tornberg & Company from 1957 to the present. He has served as the President and Director of Radio 780, Inc. from 1977 to the present. He has also served as the Vice President and Director of Radio One Five Hundred, Inc. from 1959 to the present; the Chairman and Director of New World Radio Inc. from 1992 to the present; the Chairman, Treasurer and Director of Global Radio, LLC. from 1997 to the present; and the Chairman and Director of Nations Radio LLC since 1999.

     CLAIRE L. TOW has served as a Director of Citizens since 1993. Ms. Tow has served as the President of The Tow Foundation. She has served as the Senior Vice President since 1992 and Vice President and Director since 1988 of Century Communications Corp.

     The following table reflects shares of common stock of ELI beneficially owned (or deemed to be beneficially owned pursuant to the rules of the Securities and Exchange Commission) as of February 28, 2002, by Citizens' wholly-owned subsidiary, and by members of the board of directors and the executive officers of Citizens. Except as otherwise described below, each of the persons named in the table has sole voting and investment power with respect to the securities beneficially owned.

                                                      Class of                                     Percentage of
                                                    common stock                                      common
Name                                                  owned(1)                Acquirable          stock owned(3)
----                                          --------------------------        within        ---------------------
                                              Class A          Class B        60 Days(2)      Class A      Class B
                                              ----------      ----------      -----------     -------     ---------
Donald Armour ......................               3,000               0               --           *             *
Robert Braden(4)....................              44,091(5)            0                0           *             *
Rudy Graf(4)........................          27,571,332      15,881,312                0          78           100
Stanley Harfenist(4)................          27,717,279(6)   15,881,312          140,000          78           100
Scott N. Schneider(4)...............          27,571,332      15,881,312                0          78           100
Robert A. Stanger(4)................          27,621,332      15,881,312           50,000          78           100
Leonard Tow(4)......................          27,798,235(7)   15,881,312          100,000          78           100
CU Capital Corp.....................          27,571,332(8)   15,881,312               --          78           100

----------
*    Represents less than 1% of ELI's common stock.

(1) Pursuant to the rules of the Securities and Exchange Commission, includes shares acquirable as further described in footnote (2). Shares owned as of February 28, 2002 may be determined by subtracting the number under "Acquirable Within 60 Days" from that under "Class of Common Stock Owned--Class A."
(2) Reflects the number of Class A shares that could be purchased by exercise of options as of February 28, 2002, or within 60 days thereafter, under ELI's Equity Incentive Plan (the "EIP"). Under the EIP, awards of Class A common stock may be granted to eligible directors, officers, management employees, non-management employees and consultants in the form of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock or other stock-based awards. The Compensation Committee of the board of directors of ELI administers the EIP. Under the terms of the EIP, the exercise price for awards shall not be less than 85% or more than 110% of the average of the high and low stock prices on the date of grant and the exercise period is generally 10 years from the date of grant.
(3) Based on the number of shares outstanding at, or acquirable within, 60 days of February 28, 2002.
(4) Mr. Braden, Mr. Graf, Mr. Schneider, and Dr. Tow are executive officers of Citizens. In addition, Mr. Graf, Mr. Harfenist, Mr. Schneider, Mr. Stanger, and Dr. Tow are members of the board of directors of Citizens. For Messrs. Graf, Harfenist, Stanger, and Dr. Tow shares owned consist of, or include, 27,571,332 shares of Class A common stock and 15,881,312 shares of Class B common stock that are held, indirectly, by Citizens. Such shares of ELI's common stock are included in the above table for Messrs. Graf, Harfenist, Schneider, Stanger, and Dr. Tow as required by the definition of beneficial ownership of the Securities and Exchange Commission. Except to the extent of such indirect interest, each of the above-named individuals disclaims beneficial ownership of such Class A and Class B shares.
(5) Includes 33,334 restricted shares over which Mr. Braden has sole voting power but no dispositive power.
(6) Includes 5,947 shares held by the Harfenist Family Trust of which Stanley Harfenist and Jean Lippka Harfenist are trustees.
(7) Includes 8,333 restricted shares over which Dr. Tow has sole voting power but no dispositive power.
(8) CU Capital Corp may be deemed to the beneficial owner of an additional 15,881,312 shares of Class A common stock through the right to convert shares of Class B common stock into shares of Class A common stock. On an as-converted basis, Citizens and CU Capital Corp. would be deemed to be the beneficial owners of, and to have shared voting power with respect to 43,452,644 shares of Class A common stock, if all the shares of Class B common stock were converted into shares of Class A common stock. Citizens and CU Capital Corp. disclaim beneficial ownership of such 15,881,312 shares of Class A common stock.

                                   SCHEDULE II


                       INFORMATION CONCERNING TRANSACTIONS
                       IN THE CLASS A COMMON STOCK OF ELI

     The following table sets forth information with respect to purchases of ELI's Class A common stock by the Purchaser and Citizens since January 1, 2000 (the commencement of ELI's second full fiscal year preceding the date of this Offer to Purchase).

                                                            Number of Shares     Price paid per
Date                                         Purchaser          purchased             share
----                                         ---------      ----------------    ----------------
May 2000    .............................    Citizens           593,144         $18.58 - $23.479
June 2000   .............................    Citizens           377,500         $17.75 - $19.965
July 2000   .............................    Citizens           250,000         $17.00 - $ 19.75
August 2000 .............................    Citizens            67,000         $14.75 - $ 16.25

     This Schedule does not include 25,283,688 shares of ELI's Class A common stock acquired by Citizens in August 2001 through the conversion of the same number of shares of Class B common stock into shares of Class A common stock. See "Special Factors--Background to the Offer and the Merger--Acquisition of ELI."

                                  SCHEDULE III

               SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

262. APPRAISAL RIGHTS:

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251 (g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
               (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or
               (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

               a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

               b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

               c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

               d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

     (d)  Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed, by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (1) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 339, L. '98, eff. 7-1-98.)

     Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent or delivered by each stockholder or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

                        THE DEPOSITARY FOR THE OFFER IS:

                         ILLINOIS STOCK TRANSFER COMPANY

                              BY FIRST CLASS MAIL:
                         ILLINOIS STOCK TRANSFER COMPANY
                             209 WEST JACKSON BLVD.
                                    SUITE 903
                                CHICAGO, IL 60606

                             BY OVERNIGHT DELIVERY:
                         ILLINOIS STOCK TRANSFER COMPANY
                             209 WEST JACKSON BLVD.
                                    SUITE 903
                                CHICAGO, IL 60606

                                BY HAND DELIVERY:
                         ILLINOIS STOCK TRANSFER COMPANY
                             209 WEST JACKSON BLVD.
                                    SUITE 903
                                CHICAGO, IL 60606

                              TELEPHONE ASSISTANCE:
                            TOLL FREE: (800) 757-5755
                   BANKS AND BROKERS MAY CALL: (312) 427-2953

     Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or other tender offer materials may be directed to the Information Agent at their respective addresses and telephone numbers set forth below. Stockholders may also contact their broker, dealer, bank or trust company for assistance concerning the Offer.

                     THE INFORMATION AGENT FOR THE OFFER IS:

                              D.F. King & Co., Inc.
                            Toll Free: (888) 414-5566
               Banks and Brokers may call collect: (212) 269-5550